 Exhibit (a)(1)(A)
Offer to Purchase
All Outstanding Shares of Common Stock
of
CymaBay Therapeutics, Inc.
At
$32.50 Net Per Share in Cash
by
PACIFIC MERGER SUB, INC.
a wholly owned subsidiary of
GILEAD SCIENCES, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER
11:59 P.M., EASTERN TIME, ON MARCH 21, 2024,
UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Pacific Merger Sub, Inc., a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Gilead Sciences, Inc., a Delaware corporation (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (“Shares”), of CymaBay Therapeutics, Inc., a Delaware corporation (the “Company”), at a price per Share of $32.50, net to the seller in cash, without interest (the “Offer Price”) and subject to any withholding of taxes, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of February 11, 2024 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among the Company, Parent and Purchaser, pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the “Merger” and, together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”), without a vote of the Company’s stockholders, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and the Company will be the surviving corporation and a wholly owned subsidiary of Parent (the “Surviving Corporation”). At the effective time of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than (i) Shares owned immediately prior to the effective time of the Merger by the Company (including those held in the treasury of the Company), (ii) Shares owned both as of the commencement of the Offer and immediately prior to the effective time of the Merger by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, (iii) Shares irrevocably accepted by Purchaser for purchase pursuant to the Offer (each of (i), (ii) and (iii) will be cancelled and no consideration will be delivered in exchange therefor) and (iv) Shares held by stockholders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time of the Merger, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be converted into the right to receive $32.50 per Share, net to the seller in cash, in each case, without interest, and subject to any withholding of taxes (collectively, the “Merger Consideration”).
The board of directors of the Company (the “Company Board”) has unanimously (with the exception of Janet Dorling, who recused herself from the meeting and all Company Board deliberations on the Transactions) (i) determined that the Merger Agreement and the Transactions are fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) adopted resolutions approving and declaring the advisability of the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (v) adopted resolutions recommending that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer, in each case, on the terms and subject to the conditions of the Merger Agreement.

There is no financing condition to the Offer. The Offer is subject to various conditions. See Section 13 —  “Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.
NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.
February 23, 2024

2

IMPORTANT
If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company, LLC), in its capacity as depositary and paying agent for the Offer (in such capacities, the “Depositary”), or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration of the Offer, or (ii) if you hold your Shares in street name, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you prior to the expiration of the Offer.
If you desire to tender your Shares to us pursuant to the Offer and you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 —  “Procedures for Tendering Shares” of this Offer to Purchase.
* * *
Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

3

i

SUMMARY TERM SHEET
Pacific Merger Sub, Inc., a recently formed Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Gilead Sciences, Inc., a Delaware corporation (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (“Shares”), of CymaBay Therapeutics, Inc., a Delaware corporation (the “Company”), at a price per Share of $32.50, net to the seller in cash, without interest (the “Offer Price”) and subject to any withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). The following are some questions you, as a stockholder of the Company, may have, and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone numbers, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Parent, as the context requires.
WHO IS OFFERING TO BUY MY SECURITIES?
•
Purchaser is offering to buy your securities. Purchaser has been organized in connection with this Offer and has not carried on any activities other than entering into the Agreement and Plan of Merger, dated as of February 11, 2024 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among the Company, Parent and Purchaser, and activities relating to, or in connection with, the Offer. See Section 9 — “Certain Information Concerning Parent and Purchaser.”

•
Parent is a biopharmaceutical company that has pursued and achieved breakthroughs in medicine for more than three decades, with the goal of creating a healthier world for all people. Parent is committed to advancing innovative medicines to prevent and treat life-threatening diseases, including HIV, viral hepatitis, coronavirus disease 2019 (“COVID-19”) and cancer. See Section 9 —  “Certain Information Concerning Parent and Purchaser.”

•
Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal, accept and pay for Shares tendered and not validly withdrawn in the Offer.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?
•
Purchaser is seeking to purchase all of the outstanding Shares of the Company. See the Introduction and Section 1 — “Terms of the Offer.”

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?
•
Purchaser is offering to pay $32.50 per Share, net to you in cash, without interest and subject to any withholding of taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal.

•
If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

WHY IS PURCHASER MAKING THE OFFER?
•
Purchaser is making the Offer because Purchaser and Parent wish to acquire the Company. See Section 1 — “Terms of the Offer” and Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?
•
The Offer is subject to, among others, the following conditions:

◦
there having been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) owned by Purchaser and its affiliates (as such term is defined in Section 251(h)(6) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”)), but excluding any Shares tendered in the Offer that have not yet been “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL), represent one more Share than 50% of the total number of Shares outstanding at the time the Offer expires, including all Shares that become outstanding as a result of the “cashless exercise” of warrants to purchase Shares (the “Company Warrants”) (the “Minimum Tender Condition”);

◦
the waiting period applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, and, if Parent and the Company have entered into an agreement with any governmental body regarding the timing of the consummation of the Offer, that agreement permitting such consummation (the “HSR Condition”);

◦
there not having been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or the Company has material business operations, and remaining in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation”) or subsequent integration, and no legal requirement having been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body in any jurisdiction in which Parent or the Company has material business operations which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger or subsequent integration (the “Governmental Impediment Condition”);

◦
the absence of, since the date of the Merger Agreement, a Material Adverse Effect (as defined below) that is continuing; and

◦
the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”).

•
Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion (to the extent permitted under applicable legal requirements); provided that Parent may not waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition without the consent of the Company.

•
The Offer is subject to other conditions in addition to those set forth above. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1 — “Terms of the Offer” and Section 13 — “Conditions of the Offer.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?
•
Yes. The Company, Parent and Purchaser entered into the Merger Agreement on February 11, 2024. The Merger Agreement provides for, among other things, the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER?
•
Yes. Parent is a publicly traded company with an equity market capitalization of approximately $90.7 billion (based upon the closing price of Parent shares on the Nasdaq Global Select Market on February 22, 2024). Parent and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for options, restricted stock units and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement will be approximately $4.3 billion. Parent intends to use approximately $4.3 billion of cash on Parent’s balance sheet.

•
Parent expects to contribute or otherwise advance funds to enable Purchaser to consummate the Offer. Parent expects, based upon its internally available cash, to have sufficient cash on hand at the expiration of the Offer to consummate the Merger (including payments for options, restricted stock units and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement. The Offer is not conditioned upon any financing arrangements. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements” and Section 12 — “Source and Amount of Funds.”

SHOULD PURCHASER’S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?
•
We believe our financial condition is not material to your decision whether to tender your Shares in the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) the Offer is not subject to any financing condition, (iii) Parent expects, based upon its internally available cash, to have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Shares in the Offer and (iv) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger and Parent expects, based upon its internally available cash, to have sufficient cash on hand to consummate the Merger. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements” and Section 12 —  “Source and Amount of Funds.”

•
Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer. Because the form of payment consists solely of cash that will be provided to Purchaser by Parent and because of the lack of any relevant historical information concerning Purchaser, Purchaser’s financial condition is not relevant to your decision to tender in the Offer. See Section 12 — “Source and Amount of Funds.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?
•
You will have until March 21, 2024, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the expiration date of the Offer as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 — “Procedures for Tendering Shares.” See also Section 1 — “Terms of the Offer.”

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?
•
If on or prior to any then-scheduled expiration date of the Offer any of the conditions to the Offer (including the Minimum Tender Condition or the other conditions set forth in Section 13 —  “Conditions of the Offer”) have not been satisfied or waived by Parent or Purchaser, Purchaser has agreed to, and Parent has agreed to cause Purchaser to, extend the Offer for additional periods of up to ten business days per extension to permit such condition to the Offer to be satisfied, until the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the End Date (defined in the Merger Agreement as August 12, 2024, as may be extended up to February 13, 2025 in the event that certain conditions to the Offer have not been satisfied as of certain dates as provided in the Merger Agreement). In addition, Purchaser has agreed to, and Parent has agreed to cause Purchaser to, extend the Offer for any period required by any legal requirement or any interpretation or position of the United States Securities and Exchange Commission (the “SEC”), the staff thereof, Nasdaq Stock Market LLC (“NASDAQ”) or the staff thereof applicable to the Offer until the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the End Date. See Section 1 — “Terms of the Offer.” In no event can Purchaser extend the Offer beyond such date without the prior written consent of the Company.
HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?
•
If Purchaser extends the Offer, we will inform Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company, LLC) , in its capacity as depositary and paying agent for this Offer (in such capacities, the “Depositary”), of that fact and will issue a press release giving the new expiration date no later than 9:00 a.m., Eastern Time on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1 — “Terms of the Offer.”

HOW DO I TENDER MY SHARES?
•
If you hold your Shares directly as the registered owner, you can tender your Shares by following the procedures set forth in Section 3 — “Procedures for Tendering Shares,” not later than the expiration of the Offer. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within two trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 — “Procedures for Tendering Shares.” The Letter of Transmittal is enclosed with this Offer to Purchase.

•
If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

•
In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedures for Tendering Shares”) or a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also Section 2 — “Acceptance for Payment and Payment for Shares.”

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?
•
You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m., Eastern Time, on March 21, 2024. See Section 4 — “Withdrawal Rights.” In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, Shares may be withdrawn at any time after April 22, 2024, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer. See Section 4 — “Withdrawal Rights.”

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?
•
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

WHAT DOES THE COMPANY BOARD OF DIRECTORS THINK OF THE OFFER?
•
The board of directors of the Company (the “Company Board”) has unanimously (with the exception of Ms. Dorling, who recused herself from the meeting and all Company Board deliberations on the Transactions) recommended that you accept the Offer. The Company’s full statement on the

Offer is set forth in its Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”), which it has filed with the SEC concurrently with the filing of our Schedule TO dated February 23, 2024. See also the Introduction.
WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?
•
If we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure the adoption of the Merger Agreement without any vote of the Company’s stockholders under Section 251(h) of the DGCL to complete the Merger. If the Merger occurs, the Company will become a wholly owned subsidiary of Parent and each issued and then outstanding Share (other than (i) Shares owned immediately prior to the effective time of the Merger by the Company (including those held in the treasury of the Company), (ii) Shares owned both as of the commencement of the Offer and immediately prior to the effective time of the Merger by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, (iii) Shares irrevocably accepted by Purchaser for purchase pursuant to the Offer (each of (i), (ii) and (iii) will be cancelled and no consideration will be delivered in exchange therefor) and (iv) Shares held by stockholders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time of the Merger, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be converted into the right to receive $32.50 per Share, net to the seller in cash, in each case, without interest, and subject to any withholding of taxes.

•
Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger will be effected as soon as practicable following the consummation of the Offer. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

IF THE OFFER IS COMPLETED, WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?
•
No. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable legal requirements) of the limited conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Parent and the Shares will no longer be publicly traded. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?
•
If you decide not to tender your Shares in the Offer, and the Merger occurs as described above, you will receive in the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer. Subject to limited conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. Following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.” Additionally, if you decide not to tender your Shares in the Offer, you may maintain the right to demand appraisal of your Shares. See Section 15 — “Appraisal Rights.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?
•
On February 9, 2024, the last full trading day before we announced our intention to make an Offer for all of the outstanding Shares, the last reported closing price per Share reported on NASDAQ was $25.69. See Section 6 — “Price Range of Shares; Dividends.”

•
On February 22, 2024, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on NASDAQ was $32.17. See Section 6 — “Price Range of Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?
•
If the conditions to the Offer as set forth in the Introduction and Section 13 — “Conditions of the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount equal to the number of Shares you tendered multiplied by $32.50 in cash, without interest, and subject to any withholding of taxes, promptly following the time at which Purchaser accepts for payment Shares tendered in the Offer (and in any event within three business days). See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?
•
The Offer is being made for all outstanding Shares, but not for options to purchase Shares (each, a “Company Option”) or awards of restricted stock units in respect of Shares (each, a “Company RSU”) granted under the Company’s stock plans. If you wish to tender Shares underlying options, you must first exercise your options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer.

•
Pursuant to the Merger Agreement, at the effective time of the Merger, (i) each Company Option that is then outstanding and unexercised, whether or not vested will automatically be cancelled and converted into the right to receive a lump-sum cash payment equal to (a) the amount resulting (if any) from (x) the Offer Price minus (y) the exercise price payable per Share under such Company Option, multiplied by (b) the total number of Shares subject to such Company Option immediately prior to the effective time of the Merger and (ii) each Company RSU that is then outstanding will automatically be cancelled and converted into the right to receive a lump-sum cash payment equal to (a) the Offer Price multiplied by (b) the total number of Shares subject to such Company RSU immediately prior to the effective time of the Merger, rounded to the nearest cent. Any Company Option that has an exercise price equal to or greater than the Offer Price will be cancelled for no consideration. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR CASH PURSUANT TO THE MERGER?
•
Generally, the receipt of cash in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined below). We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of certain U.S. federal income tax consequences of the Offer and the Merger.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?
•
No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of the Company who (i) did not tender their Shares in the Offer, (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares. Any such judicial determination of the fair value of the Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per Share price to be paid in the Merger. If any stockholder of the Company who demands appraisal under Section 262 of the DGCL fails to properly demand or perfect such rights, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive an amount equal to the Offer Price.
•
The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by the Company’s stockholders desiring to exercise any available appraisal rights, and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL. See Section 15 — “Certain Legal Matters; Regulatory Approvals.”

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?
•
You can call Innisfree M&A Incorporated, the Information Agent, toll-free at (877) 456-3507. See the back cover of this Offer to Purchase.

Except as otherwise set forth in this Offer to Purchase, references to “dollars” and “$” shall be to United States dollars.

To All Holders of Shares of
CymaBay Therapeutics, Inc.
INTRODUCTION
Pacific Merger Sub, Inc., a Delaware corporation (“Purchaser”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of CymaBay Therapeutics, Inc., a Delaware corporation (the “Company”), at a price per Share of $32.50, net to the seller in cash, without interest (the “Offer Price”) and subject to any withholding of taxes, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Purchaser is a wholly owned subsidiary of Gilead Sciences, Inc. (“Parent”).
The Offer is being made in connection with the Agreement and Plan of Merger, dated as of February 11, 2024 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among the Company, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the “Merger”), and the Company will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation”).
If your Shares are registered in your name and you tender directly to Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company, LLC), in its capacity as depositary and paying agent for the Offer (in such capacities, the “Depositary”), you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with such institution as to whether they charge any service fees or commissions.
In addition, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is provided with the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, or otherwise establish an exemption, you may be subject to U.S. federal backup withholding (at a rate currently equal to 24%) on the gross proceeds payable to you pursuant to the Offer or the Merger. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS. All stockholders should review the discussion in Section 3 —  “Procedures for Tendering Shares” and Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger.”
We will pay all charges and expenses of the Depositary and Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”).
The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that:
1.
there having been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) owned by Purchaser and its affiliates (as such term is defined in Section 251(h)(6) of the DGCL), but excluding any Shares tendered in the Offer that have not yet been “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL), represent one more Share than 50% of the total number of Shares outstanding at the time the Offer expires, including all Shares that become outstanding as a result of the “cashless exercise” of Company Warrants (the “Minimum Tender Condition”);

2.
the waiting period applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall have expired or been terminated, and, if Parent and the Company have entered into an agreement with any governmental body regarding the timing of the consummation of the Offer, that agreement shall permit such consummation (the “HSR Condition”);

3.
there shall not have been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or the Company has material business operations, and remain in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger or subsequent integration, and no legal requirement shall have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body in any jurisdiction in which Parent or the Company has material business operations which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger or subsequent integration (the “Governmental Impediment Condition”);

4.
there shall not have been, since the date of the Merger Agreement, a Material Adverse Effect (as defined below) that is continuing; and

5.
the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

Purchaser and Parent have the right to waive certain of the conditions to the Offer in their sole discretion (to the extent permitted under applicable legal requirement); provided that neither Parent nor Purchaser may waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition without the consent of the Company. See Section 13 — “Conditions of the Offer.”
The Offer will expire at one minute after 11:59 p.m., Eastern Time, on March 21, 2024, unless the Offer is extended. See Section 1 — “Terms of the Offer”, Section 13 — “Conditions of the Offer” and Section 15 —  “Certain Legal Matters; Regulatory Approvals.”
After careful consideration, the board of directors of the Company (the “Company Board”) has unanimously (with the exception of Ms. Dorling, who recused herself from the meeting and all Company Board deliberations on the Transactions) (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (the “Transactions”), are fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) adopted resolutions approving and declaring the advisability of the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and (v) adopted resolutions recommending that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer, in each case, on the terms and subject to the conditions of the Merger Agreement.
For factors considered by the Company Board, see the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.
The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver (if permitted by applicable legal requirement) of certain conditions, the Merger will be effected. The Merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (or at such subsequent date and time as may be agreed by Parent, the Company and Purchaser and specified in the certificate of merger) (the “Effective Time”).
At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned immediately prior to the effective time of the Merger by the Company (including those held in the treasury of the Company), (ii) Shares owned both as of the commencement of the Offer and immediately prior to the effective time of the Merger by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, (iii) Shares irrevocably accepted by Purchaser for purchase pursuant to the Offer (each of (i), (ii) and (iii) will be cancelled and no consideration will be delivered in exchange therefor) and (iv) Shares held by stockholders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time of the Merger, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be converted into the right to receive consideration equal to the Offer Price payable, without any interest, and subject to any withholding of taxes, to the holder of such Share, upon the receipt by the Depositary of a Letter of Transmittal (in respect of Shares tendered by any means other than book-entry transfer through The Depository Trust Company (“DTC”)) or, in the case of a book-entry transfer through DTC, an Agent’s Message (as defined below) relating to such Shares.
The Merger Agreement is more fully described in Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of the options to purchase Shares (each, a “Company Option”), awards of restricted stock units in respect of Shares (each, a “Company RSU”) and warrants to purchase Shares (the “Company Warrants”) in the Merger. Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger.
Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of the Company’s stockholders. Section 251(h) of the DGCL provides that a stockholder vote is not required to authorize a merger if certain requirements are met, including that (i) the acquiring company consummates a tender offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares under Section 251(h) of the DGCL to ensure that the Company will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”
This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.
THE TENDER OFFER
1. Terms of the Offer.
Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer and not properly withdrawn in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.” The offer will expire at one minute after 11:59 p.m. Eastern Time on March 21, 2024 (the “Expiration Date”), unless we have extended the Offer in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the initial expiration date of the Offer is so extended.
The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13 — “Conditions of the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Termination” occur.
Purchaser expressly reserves the right to (i) waive (to the extent permitted under the Merger Agreement and applicable legal requirements) any Offer Condition, (ii) increase the amount of cash constituting the Offer Price and (iii) make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that the Company’s prior written approval is required for Parent or Purchaser to:

(1)
decrease the Offer Price;

(2)
change the form of consideration payable in the Offer (except that we may increase the cash consideration payable in the Offer);

(3)
decrease the maximum number of Shares sought to be purchased in the Offer;

(4)
impose conditions or requirements to the Offer in addition to the conditions set forth in Section 13 — “Conditions of the Offer;”

(5)
amend, modify or waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition;

(6)
otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, the holders of Shares in their capacity as such;

(7)
terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as provided in the Merger Agreement; or

(8)
provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer, we will (i) immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and (ii) as promptly as practicable thereafter (and in any event within three business days) pay for all such shares. The time at which Purchaser accepts for payment Shares tendered in the Offer is referred to as the “Offer Acceptance Time.”
If, on or before the Expiration Date, we increase the consideration being paid for Shares irrevocably accepted by Purchaser for purchase pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (1) through (8) above.
The Merger Agreement provides that (i) if at any then-scheduled Expiration Date any condition to the Offer is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser will extend the offer for additional periods of up to ten business days per extension in order to permit such condition to be satisfied, and (ii) Purchaser will extend the Offer for any period required by any applicable legal requirement or any interpretation or position of the SEC, the staff thereof, the Nasdaq Stock Market LLC (“NASDAQ”) or the staff thereof applicable to the Offer, in each case until the earlier of (x) termination of the Merger Agreement in accordance with its terms or (y) August 12, 2024 (as may be extended up to February 13, 2025 in the event that certain conditions to the Offer have not been satisfied as of certain dates as provided in the Merger Agreement). See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”
Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraph above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 — “Withdrawal Rights.”
Without the Company’s consent, there will not be a subsequent offering period for the Offer.
If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.
We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13 — “Conditions of the Offer” have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.
Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern Time, on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Business Wire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.
Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the stockholders of the Company pursuant to Section 251(h) of the DGCL.
The Company has agreed to provide us, promptly after the date of the Merger Agreement, with its list of stockholders and security position listings as of a date no more than ten business days prior to the date of this Offer to Purchase for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
2. Acceptance for Payment and Payment for Shares.
Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 13 —  “Conditions of the Offer,” we will immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and, promptly after the Offer Acceptance Time (and in any event within three business days), pay for such Shares.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) confirmation of the book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (in respect of Shares tendered by any means other than book-entry transfer through DTC) or, in the case of a book-entry transfer through DTC, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. See Section 3 — “Procedures for Tendering Shares.”
For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares irrevocably accepted by Purchaser for purchase pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, such Shares will be credited to an account maintained with DTC promptly following expiration or termination of the Offer.

We reserve the right to designate another wholly owned direct or indirect Delaware corporate subsidiary to act as Purchaser, in which event all references to Purchaser shall be deemed references to such other subsidiary, but any such assignment will not impede or delay the consummation of the Transactions or relieve us of our obligations under the Merger Agreement.
3. Procedures for Tendering Shares.
Valid Tender of Shares.   Except as set forth below, to validly tender Shares pursuant to the Offer, (i) either (x) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, if your Shares are held in book-entry form on the books of the Company or the Depositary, with any required signature guarantees, or (y) an Agent’s Message (as defined below), if your Shares are held directly or indirectly through DTC, including by any financial institution that is a participant in DTC’s systems, in each case of clauses (x) and (y), together with any other documents required by the Letter of Transmittal (if applicable) and any other customary documents required by the Depositary, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and such Shares must be properly delivered pursuant to the procedures described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message (as defined below) if the tendering stockholder’s Shares are held directly or indirectly through DTC), in each case, prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC, acting as nominee to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.
Book-Entry Transfer.   The Depositary will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, an Agent’s Message (in lieu of a Letter of Transmittal), and any other required documents, must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.
Signature Guarantees.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.
Guaranteed Delivery.   A stockholder who desires to tender Shares pursuant to the Offer and who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by satisfying all of the requirements set forth below:
•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

•
a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (in respect of Shares tendered by any means other than book-entry transfer through DTC) or, in the case of a book-entry transfer through DTC, a Book-Entry Confirmation with respect to all such Shares together with an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, are received by the Depositary within two trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier to the Depositary or mailed or e-mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such Notice of Guaranteed Delivery are received by the Depositary prior to the expiration of the Offer.
THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Other Requirements.   Notwithstanding any provision of the Merger Agreement to the contrary, Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary of (i) a timely Book-Entry Confirmation with respect to such Shares (if applicable), (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (in respect of Shares tendered by any means other than book-entry transfer through DTC) or, in the case of a book-entry transfer through DTC, an Agent’s Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when Book-Entry Confirmations with respect to Shares or Letters of Transmittal, as applicable, are actually received by the Depositary. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items together with the Shares within two NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.
Binding Agreement.   Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Appointment as Proxy.   By executing and delivering a Letter of Transmittal as set forth above (or by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.
Backup Withholding.   In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer or the Merger, a stockholder that is a “U.S. person” (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) and whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the IRS may impose penalties on such stockholder, and the gross proceeds payable to such stockholder pursuant to the Offer or the Merger may be subject to backup withholding at a rate currently equal to 24%. All stockholders that are U.S. persons whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger should complete and sign an IRS Form W-9 to provide the information and certifications required to avoid backup withholding (unless an applicable exemption exists and is established in a manner satisfactory to the Depositary).
Certain stockholders (including, among others, all corporations and certain non-U.S. individuals and entities) are not subject to backup withholding. Exempt stockholders that are “U.S. persons” should complete and sign an IRS Form W-9 indicating their exempt status in order to avoid backup withholding. Stockholders that are not “U.S. persons” should complete and sign an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate IRS Form W-8 (instead of an IRS Form W-9) in order to avoid backup withholding. An appropriate IRS Form W-8 may be obtained from the Depositary or at the IRS website (www.irs.gov). See Instruction 8 to the Letter of Transmittal.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.
Information reporting to the IRS may also apply to the receipt of cash pursuant to the Offer or the Merger.

4. Withdrawal Rights.
Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m., Eastern Time on March 21, 2024), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, Shares may be withdrawn at any time after April 22, 2024, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.
For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Tendering Shares” at any time prior to the expiration of the Offer.
If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may nevertheless, on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4.
5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger.
The following summary describes certain U.S. federal income tax consequences generally applicable to U.S. Holders and Non-U.S. Holders (each as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements, and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only stockholders who hold their Shares as capital assets within the meaning of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, U.S. expatriates, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, and persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or non-U.S. tax consequences.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any State or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges Shares for cash pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Shares should consult its tax advisor regarding the tax consequences of exchanging Shares for cash pursuant to the Offer or the Merger.
Stockholders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash pursuant to the Offer or the Merger in light of their particular circumstances.
Consequences of the Offer to U.S. Holders.
The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges Shares for cash pursuant to the Offer or the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares exchanged. Such gain or loss will generally be long-term capital gain or loss if, as of the date of the exchange, a U.S. Holder’s holding period in the Shares exchanged is more than one year. Long-term capital gain recognized by certain non-corporate holders, including individuals, is currently subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations under the Code.
If a U.S. Holder acquired different blocks of Shares at different times or at different prices, such U.S. Holder generally must determine its adjusted tax basis and holding period separately with respect to each such block of Shares.
A U.S. Holder who exchanges Shares for cash pursuant to the Offer or the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3 — “Procedures for Tendering Shares.” In addition, a U.S. Holder owning at least 5% of our outstanding Shares must comply with the reporting requirement of Treasury Regulation 1.302-2(b)(2).
Consequences of the Offer to Non-U.S. Holders.
Payments made to a Non-U.S. Holder with respect to Shares tendered in the Offer generally will not be subject to U.S. federal income tax, unless:
•
the gain, if any, on Shares is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States); or

•
the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met.

•
the Company’s Shares constitute “United States real property interests” by reason of the Company’s status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. Holder’s holding period for the Company’s Shares.

Gain described in the first bullet point above generally will be subject to tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty provides otherwise). Additionally, any gain described in the first bullet point above of a Non-U.S. Holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate (or lower rate provided by an applicable income tax treaty). A Non-U.S. Holder described in the second bullet point above will be subject to tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on any capital gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States, provided that such Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. With respect to the third bullet above, the Company believes that it is not currently a USRPHC. Because the determination of whether the Company is a USRPHC depends, however, on the fair market value of its United States real property interests relative to the fair market value of its non-U.S. real property interests and its other business assets, there can be no assurance that the Company is not currently a USRPHC or will not become one in the future.
Non-U.S. Holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of the Shares, including regarding potentially applicable income tax treaties that may provide for different rules.
6. Price Range of Shares; Dividends.
According to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, the Shares are traded on NASDAQ under the symbol “CBAY.” The Company has advised Parent that, as of the close of business on February 9, 2024, 114,785,001 Shares were outstanding. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on NASDAQ with respect to the fiscal years ended December 31, 2022 and December 31, 2023 and, with respect to the fiscal year ended December 31, 2024, through February 11, 2024, using Share data reported in published financial sources.
Fiscal Year Ended December 31, 2022	High	Low
First Quarter	$3.66	$2.67
Second Quarter	3.47	1.67
Third Quarter	4.30	2.66
Fourth Quarter	6.42	3.16
Fiscal Year Ended December 31, 2023	High	Low
First Quarter	$10.05	$5.67
Second Quarter	11.38	7.26
Third Quarter	18.20	10.72
Fourth Quarter	25.33	12.32
Current Fiscal Year	High	Low
First Quarter (through February 11, 2024)	$26.35	$22.11
On February 9, 2024, the trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on NASDAQ was $25.69. On February 22, 2024, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on NASDAQ during normal trading hours was $32.17 per Share. The Offer Price represents an approximately 26.5% premium over the February 9, 2024 closing stock price.
The Company has never paid dividends on its common stock. In the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, the Company had indicated that it does not anticipate paying any cash dividends on its common stock in the foreseeable future. Additionally, under the terms of the Merger Agreement, the Company is not permitted to declare or pay any dividends on or make other distributions in respect of any of its equity interests. See Section 14 — “Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.
7. Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.
Possible Effects of the Offer on the Market for the Shares.   If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable after (but in any event on the same date as) the Offer Acceptance Time and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.
NASDAQ Listing.   The Shares are currently listed on NASDAQ. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable after (but in any event on the same date as) the Offer Acceptance Time), the Shares will no longer meet the requirements for continued listing on NASDAQ because the only stockholder will be Purchaser. Immediately following the consummation of the Merger, we intend to cause the Company to delist the Shares from NASDAQ.
Exchange Act Registration.   The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.
We intend to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to the Company. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Board of Governors’ of the Federal Reserve System (the “Federal Reserve Board’s”) list of “margin securities” or eligible for stock exchange listing.
If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.
Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.
8. Certain Information Concerning the Company.
The following description of the Company and its business was taken from the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, and is qualified in its entirety by reference to such Quarterly Report on Form 10-Q.

The Company is a clinical-stage biopharmaceutical company focused on improving the lives of people with liver and other chronic diseases that have high unmet medical need. The Company’s deep understanding of the underlying mechanisms of liver inflammation and fibrosis, and the unique targets that play a role in their progression, have helped it receive breakthrough therapy designation (FDA), PRIME status (EMA), and orphan drug status (U.S. and Europe) for seladelpar, a first-in-class investigational treatment for people with PBC. A new drug application for seladelpar was submitted to the FDA in December 2023. The Company’s evidence-based decision-making and commitment to the highest quality standards reflects its relentless dedication to the people, families, and communities it serves.
Available Information.   The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic reports distributed to the Company’s stockholders and filed with the SEC. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov. The Company also maintains a website at http://www.cymabay.com. The information contained in, accessible from or connected to the Company’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Company’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
Sources of Information.   Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by the Company. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.
9. Certain Information Concerning Parent and Purchaser.
General.   Purchaser is a Delaware corporation with its principal offices located at c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. The telephone number of Purchaser is (650) 574-3000. Purchaser is a wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for all of the Shares of the Company and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.
Parent is a Delaware corporation with its principal offices located at 333 Lakeside Drive, Foster City, California 94404. The telephone number of Parent is (650) 574-3000. Parent is a biopharmaceutical company that has pursued and achieved breakthroughs in medicine for more than three decades, with the goal of creating a healthier world for all people. Parent is committed to advancing innovative medicines to prevent and treat life-threatening diseases, including HIV, viral hepatitis, COVID -19 and cancer.
The name, citizenship, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Parent and Purchaser and certain other information are set forth in Schedule A hereto.
During the last five years, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule A hereto, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
Except as otherwise described in this Offer to Purchase, (i) none of Parent, Purchaser, any majority-owned subsidiary of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule A hereto or any associate or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.
Except as otherwise described in this Offer to Purchase, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.
Except as set forth in this Offer to Purchase, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule A hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of the Schedule TO and the exhibits thereto, and reports, proxy statements and other information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Parent filings are also available to the public on the SEC’s website (http://www.sec.gov).
10. Background of the Offer; Contacts with the Company.
Background of the Offer and the Merger; Past Contacts or Negotiations between Parent and the Company.    The information set forth below regarding the Company was provided by the Company, and none of Parent, Purchaser or any of its affiliates or representatives takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its affiliates or representatives did not participate. The following contains a description of negotiations and material contacts between representatives of Parent or Purchaser and representatives of the Company that resulted in the execution of the Merger Agreement. For a review of the Company’s activities relating to these negotiations and contacts, please refer to the Company’s Schedule 14D-9 that will be filed with the SEC and mailed to the Company’s stockholders with this Offer to Purchase.
The board of directors of Parent (the “Parent Board”) as well as Parent’s executive management regularly evaluates various strategies to improve its competitive position and enhance value for Parent’s stockholders, including opportunities for acquisitions of other companies or their assets. Parent also meets with potential partners and acquisition targets on a regular basis to understand these companies’ businesses and evaluate the potential opportunities.
Parent was aware that Janet Dorling, who is the Senior Vice President, Intercontinental Region and Global Patient Solutions at Parent, was also a director on the board of directors of the Company, and in light of that fact, Parent did not have (and Parent did not permit its representatives to have) any discussions with Ms. Dorling about the proposed transaction with the Company.

On December 15, 2022, in connection with anticipated discussions at the 41st Annual JP Morgan Healthcare Conference (the “JPM Conference”), Parent entered into a confidentiality agreement with the Company that did not contain a standstill provision. On January 9, 2023, while attending the JPM Conference, representatives of Parent held a meeting with representatives of the Company at which the Company provided an overview of the Company’s seladelpar program and at which the parties discussed certain non-confidential additional information regarding the Company. Following this meeting, representatives of the Company shared certain additional non-confidential information regarding the seladelpar program with representatives of Parent on January 23, 2023. At this time, the parties did not proceed to any further discussions with respect to a potential transaction between the Company and Parent.
On September 7, 2023, the Company announced positive topline results from the Company’s RESPONSE phase 3 double-blind, placebo-controlled, global registration study for seladelpar in primary biliary cholangitis, including that the study achieved both the primary and all key secondary endpoints. On September 7, 2023, Devang Bhuva, Parent’s Senior Vice President of Corporate Development, sent an email to Sujal Shah, the President and Chief Executive Officer of the Company, congratulating Mr. Shah on the Company’s top line data and asking to set up a telephone call.
On September 14, 2023, Mr. Bhuva telephoned Mr. Shah and indicated Parent was interested in receiving a confidential management presentation to further understand the seladelpar opportunity in order to help Parent determine its interest in a potential strategic transaction (such telephone call, the “September 2023 Contact”). Mr. Shah told Mr. Bhuva that he would confer with the Company management team and look for a mutually convenient date for a presentation.
On October 20, 2023, the Company’s management provided to representatives of Parent the management presentation that Mr. Bhuva had first requested in the September 2023 Contact. The management presentation focused on preliminary due diligence topics including clinical trial data, regulatory matters and commercial topics. Following the management presentation, Mr. Bhuva telephoned Mr. Shah to thank the Company’s management team for providing the management presentation and noted that certain representatives of Parent would contact representatives of the Company to provide additional follow-up diligence requests.
On October 25, 2023, representatives of Parent contacted representatives of the Company to request access to certain limited due diligence materials, primarily related to regulatory communications. On November 1, 2023, the Company provided Parent with access to such materials.
On November 2, 2023, the Parent Board held a regularly-scheduled meeting. At the meeting, Parent’s management presented the Company to the Parent Board as a potential strategic transaction opportunity. The Parent Board delegated authority to Parent’s standing Transaction Committee (the “Transaction Committee”) to further pursue an opportunity with the Company.
On November 9, 2023, Parent held a meeting of its Transaction Committee to discuss the potential transaction involving the Company. At the meeting, members of Parent’s management provided to the Transaction Committee an overview of the Company, including the merits of a potential transaction with the Company. After discussion, the Transaction Committee authorized management to submit a non-binding proposal for a transaction with the Company.
On November 13, 2023, the Company announced additional favorable results from its RESPONSE phase 3 registration study evaluating seladelpar at the American Association for the Study of Liver Diseases meeting. On November 16, 2023, Mr. Bhuva contacted Mr. Shah to briefly further discuss such results.
On November 20, 2023, Mr. Shah was contacted by Andrew Dickinson, the Chief Financial Officer of Parent, and Mr. Bhuva to discuss a non-binding offer by Parent to acquire 100% of the issued and outstanding Shares at a price of $23.00 per Share in cash (the “November 20 Proposal”). Mr. Shah responded that he believed the November 20 Proposal was inadequate and did not provide a basis upon which the Company would be willing to continue to explore a potential acquisition of the Company or permit Parent to advance to a more extensive phase of due diligence discussions (including by providing Parent with full access to due diligence materials). However, Mr. Shah indicated that he would convey the November 20 Proposal to the Company Board. Following this discussion, Parent confirmed the offer by providing a letter to the Company memorializing the November 20 Proposal.

On November 20, 2023, following discussions with the Company Board, Mr. Shah contacted Mr. Dickinson and Mr. Bhuva to communicate the Company Board’s feedback on the November 20 Proposal that the value proposed in the November 20 Proposal did not provide a basis upon which the Company Board would be willing to continue to explore a potential acquisition with Parent.
On December 15, 2023, Mr. Dickinson and Mr. Bhuva contacted Mr. Shah and expressed an interest in exploring in more detail certain commercial and intellectual property matters regarding the seladelpar program and invited Mr. Shah to have dinner with Daniel O’Day, Chairman and Chief Executive Officer of Parent, and Mr. Bhuva in early January 2024 to discuss such topics.
On January 4, 2024, Mr. Shah, Mr. O’Day and Mr. Bhuva met over dinner, during which meeting Mr. Bhuva reiterated Parent’s interest in an acquisition of the Company and communicated that there were certain due diligence items that, if resolved satisfactorily, in Parent’s view, would permit Parent to further refine its view on the value it would be willing to propose to acquire the Company. The representatives of the Company and Parent agreed to engage in future due diligence discussions on such topics.
On January 16, 2024, the Company’s management held a due diligence discussion with representatives of Parent regarding the Company’s IDEAL phase 3 study evaluating seladelpar and its potential impact on treatment guidelines and market expansion.
On January 22, 2024, the Company’s management held a due diligence discussion with representatives of Parent, and Parent’s outside intellectual property counsel, regarding the Company’s intellectual property portfolio and topics related to regulatory and patent exclusivity periods.
On January 23, 2024, Parent held a meeting of its Transaction Committee to discuss the potential transaction involving the Company. At the meeting, members of Parent’s management provided the Transaction Committee with an update on discussions and diligence with respect to the Company and the Transaction Committee authorized management to submit a non-binding proposal for a transaction with the Company with an increased offer price.
On January 25, 2024, Mr. Shah attended a telephone call with Mr. Dickinson and Mr. Bhuva to discuss a revised offer to acquire the Company. Mr. Dickinson proposed a revised non-binding offer for Parent to acquire 100% of the issued and outstanding Shares of the Company for a price of $31.00 per Share in cash plus a contingent value right (“CVR”) providing additional nominal value of up to $2.50 per Share (the “January 25 Proposal”). Mr. Dickinson also indicated Parent’s desire to enter into a definitive merger agreement within two weeks from receiving access to a full virtual data room and in any event by February 12, 2024. After this telephone call, Parent sent a letter to the Company memorializing the January 25 Proposal.
On January 29, 2024, representatives of Centerview Partners LLC (“Centerview”), financial advisor to the Company, discussed with representatives of Parent the January 25 Proposal and encouraged Parent to increase its offer, including by increasing the amount of upfront cash consideration in lieu of a CVR, and indicated that access to full due diligence materials was not being granted at this time.
On January 30, 2024, representatives of Centerview attended a telephone call with Mr. Dickinson and Mr. Bhuva to discuss a revised non-binding offer to acquire 100% of the outstanding common stock of the Company for a price of $32.50 per Share in cash, with all such cash consideration payable upfront at closing of the proposed transactions (“January 30 Proposal”), which Parent indicated to be Parent’s “best and final” proposal. After this telephone call, Parent sent a letter to the Company memorializing the January 30 Proposal. The January 30 Proposal indicated Parent’s desire to receive full access to a virtual data room by the morning of February 1, 2024 and to sign a definitive merger agreement no later than February 11, 2024. With the January 30 Proposal, Parent sent a draft of the Merger Agreement to the Company, which proposed, among other things, that (i)  the acquisition would be structured as an all-cash tender offer followed by a short-form merger pursuant to Section 251(h) of the DGCL, (ii) a fiduciary termination fee equal to 4.0% of the Company’s equity value would become payable under certain circumstances, and (iii) Parent would be required to use a certain specified level of effort to resolve antitrust issues.
On January 31, 2024, representatives of Centerview and Lazard Frères & Co. LLC (“Lazard”), another financial advisor to the Company, discussed with representatives of Parent the January 30 Proposal and indicated to Parent that the board of directors of the Company (the “Company Board”) requested a final offer of $33.00 per Share, but informed Parent that the Company was willing to proceed with facilitating Parent’s continued due diligence review of the Company and simultaneously working towards negotiating a mutually acceptable definitive merger agreement. Representatives of Parent noted that Parent was not willing to increase its offer price to $33.00 per Share and that $32.50 per Share was Parent’s “best and final” proposal, as explained in the January 30 Proposal.
On February 1, 2024, the Company provided members of Parent’s management and advisors, including Parent’s counsel, Davis Polk & Wardwell LLP (“Davis Polk”), with full access to a virtual data room, which contained non-public due diligence materials related to the Company.
On February 1, 2024, the Parent Board held a regularly-scheduled meeting, attended by members of Parent’s management to discuss, among other things, the potential acquisition of the Company, the Company’s potential value to Parent, the January 30 Proposal, and the terms and conditions of the draft merger agreement circulated to the Company by Parent with the January 30 Proposal. After discussions, and in light of the reasons and factors considered, the Parent Board unanimously, among other things (i) approved Parent proceeding with its proposed acquisition of the Company, and approved the delegation to the Transaction Committee of the power to negotiate and finalize the transaction and the Merger Agreement; (ii) approved Parent entering into the Merger Agreement on terms consistent with the Parent Board’s discussion at this meeting, and otherwise on terms to be negotiated and finalized by the Transaction Committee, and declared it advisable for Parent (and for it to be fair to and in the best interests of Parent and its stockholders) to enter into the Merger Agreement, and approved the execution, delivery and performance by Parent of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iii) authorized certain officers of Parent to execute and deliver the Merger Agreement and any related agreements.
From February 1, 2024, until February 11, 2024, Parent continued its due diligence review of the Company, which included questions posed and answered via the virtual data room as well as presentations and discussions with members of the Company’s management covering commercial, manufacturing, corporate, clinical development, intellectual property and regulatory topics related to the Company, among other matters.
On February 4, 2024, representatives of Cravath, Swaine & Moore LLP, the Company’s outside legal counsel (“Cravath”), sent a revised draft of the Merger Agreement to representatives of Davis Polk, which, among other things, (i) accepted the transaction structure of a cash tender offer followed by a second step merger proposed by Parent in its initial draft of the Merger Agreement, (ii) reflected the Company’s positions with respect to interim operating covenants and deal protection provisions, including the level of effort required from Parent to resolve anti-trust issues and the proposed conditionality of the Offer upon the Company having complied in all material respects with certain “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to and engage in discussions or negotiations with third parties regarding alternative acquisition proposals, and (iii) decreased the proposed fiduciary termination fee payable by the Company from 4.0% to 2.5% of the Company’s equity value.
On February 6, 2024, representatives of Davis Polk met by video conference with representatives of Cravath to discuss and negotiate the revised draft of the Merger Agreement circulated by Cravath on February 4, 2024 and representatives of Davis Polk communicated to representatives of Cravath Parent’s positions with respect to certain issues raised by such revised draft, including on deal protection provisions, the offer conditions and the provisions concerning the level of effort required by Parent to resolve antitrust issues.
On February 8, 2024, representatives of Davis Polk delivered a revised draft of the Merger Agreement to representatives of Cravath, which reflected the matters discussed between Davis Polk and Cravath on February 6, 2024 with respect to, among other things, the level of effort required from Parent to resolve anti-trust issues, conditionality of the Offer upon the Company’s compliance in all material respects with the “no-shop” restrictions and other deal protection provisions as well as interim operating covenants. The revised draft of the Merger Agreement delivered by representatives of Davis Polk also reduced the fiduciary termination fee payable by the Company from 4.0% of the Company’s equity value in Parent’s initial draft of the Merger Agreement to 3.75% of the Company’s equity value.
On February 9, 2024, Mr. Shah and Mr. Bhuva discussed the January 30 Proposal, the status of Parent’s due diligence review of the Company and a prospective timeline for potentially signing a definitive merger agreement on February 11, 2024, and issuing a joint press release announcing the execution of the Merger Agreement shortly before the stock market opening on the following business day, February 12, 2024. Mr. Shah requested an improved proposal at $33.00 per Share, to which Mr. Bhuva stated that the price per Share of $32.50 was Parent’s “best and final” proposal, as explained in the January 30 Proposal. After the telephone call, (i) Mr. Bhuva contacted a representative of Lazard via telephone to inform Lazard of such request made by Mr. Shah and the rejection communicated by Mr. Bhuva, and (ii) Mr. Dickinson, Parent’s Chief Financial Officer, contacted a representative of Centerview via telephone to inform Centerview of the same.
Throughout the day on February 10, 2024, and on February 11, 2024, representatives of Cravath and Davis Polk exchanged revised drafts of the Merger Agreement and met via telephone and videoconference to negotiate the then-remaining open terms of the draft Merger Agreement. As part of this resolution, among other things, the parties agreed that (i) the fiduciary termination fee payable by the Company would be equal to $151,600,000, or approximately 3.5% of the Company’s equity value, and (ii) the Offer would be conditional upon the absence of a willful and material breach by the Company of the “no-shop” restrictions.
On February 11, 2024, the Transaction Committee met and discussed and approved the Merger Agreement, and representatives of Parent informed representatives of Centerview and Lazard that the Transaction Committee had approved the Transactions.
After the Company Board meeting, on February 11, 2024, the Merger Agreement was executed by Parent, Purchaser and the Company. Shortly before the stock market opening on the following business day, February 12, 2024, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement.
On February 23, 2024, Purchaser commenced the Offer and filed this Schedule TO-T.
11. Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.
Purpose of the Offer and Plans for the Company.
Purpose of the Offer.   The purpose of the Offer and the Merger is for Parent and its affiliates, through Purchaser, to acquire control of, and the entire equity interest in, the Company. Pursuant to the Merger, Parent will acquire all of the stock of the Company not purchased pursuant to the Offer or otherwise. Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth.
Merger Without a Stockholder Vote.   If the Offer is consummated, we will not seek the approval of the Company’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without a vote of the stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger (the “Closing”) without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.
Plans for the Company.   At the Effective Time, the certificate of incorporation of the Company will be amended and restated in its entirety pursuant to the terms of the Merger Agreement. As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation. Purchaser’s directors and officers immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. See “Summary of the Merger Agreement — Board of Directors and Officers” below.
Parent and Purchaser are conducting a detailed review of the Company and its assets, corporate structure, capitalization, indebtedness, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. Parent and Purchaser will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization, indebtedness and management with a view to optimizing development of the Company’s potential in conjunction with the Company’s or Parent’s existing businesses. Possible changes could include changes in the Company’s business, corporate structure, certificate of incorporation, bylaws, capitalization, board of directors and management. Plans may change based on further analysis and Parent, Purchaser and, after completion of the Offer and the Merger, the reconstituted Company Board, reserve the right to change their plans and intentions at any time, as deemed appropriate.
Except as disclosed in this Offer to Purchase, Parent and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or the purchase, sale or transfer of a material amount of assets of the Company.
Summary of the Merger Agreement and Certain Other Agreements.
Merger Agreement
The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 — “Certain Information Concerning Parent and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.
The Merger Agreement has been filed with the SEC and is incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Offer and the Merger. It is not intended to provide any other factual information about Parent, Purchaser or the Company, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in confidential disclosure schedules that were provided by the Company to Parent and Purchaser but not filed with the SEC as part of the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement, except with respect to their right to receive the Offer Price following the Offer Acceptance Time or to receive the Merger Consideration

(as defined below) and except that the Company has the right, as sole and exclusive agent for and on behalf of its stockholders, to pursue damages, against Parent and/or Purchaser for the loss of the Merger Consideration in the event of any breach of the Merger Agreement by Parent or Purchaser (and investors and stockholders of the Company will not be entitled to pursue such damages on their own behalf). Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.
The Offer.    The Merger Agreement provides that Purchaser will commence the Offer no later than February 26, 2024. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in Section 13 — “Conditions of the Offer.” Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in Section 13 — “Conditions of the Offer,” the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, immediately after the applicable Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement, irrevocably accept for payment all Shares tendered and not validly withdrawn pursuant to the Offer and, as promptly as practicable after the Offer Acceptance Time (and in any event within three business days), pay for such Shares. The Offer will expire at one minute after 11:59 p.m., Eastern Time on March 21, 2024, unless we extend the Offer pursuant to the terms of the Merger Agreement.
Purchaser expressly reserves the right to (i) increase the amount of cash constituting the Offer Price, (ii) waive any Offer Condition (to the extent permitted under the Merger Agreement and applicable legal requirements) and (iii) make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that the Company’s prior written approval is required for Parent or Purchaser to:
•
decrease the Offer Price;

•
change the form of consideration payable in the Offer (provided that nothing in the Merger Agreement will limit the ability of Parent and Purchaser to increase the cash consideration payable in the Offer);

•
decrease the maximum number of Shares sought to be purchased in the Offer;

•
impose conditions or requirements to the Offer in addition to the Offer Conditions;

•
amend, modify or waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition;

•
amend or modify any other term of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such;

•
terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as required or provided by the terms of the Merger Agreement; or

•
provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.

The Merger Agreement contains provisions to govern the circumstances under which Purchaser is required to, and Parent is required to cause Purchaser to, extend the Offer. Specifically, the Merger Agreement provides that:
•
if, as of the then scheduled Expiration Date, any Offer Condition has not been satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser has agreed to (and Parent has agreed to cause Purchaser to) extend the Offer for additional periods of up to ten business days per extension, to permit such Offer Condition to be satisfied; and

•
Purchaser has agreed to (and Parent has agreed to cause Purchaser to) extend the Offer from time to time for any period required by any legal requirement or any interpretation or position of the SEC or its staff or NASDAQ or its staff applicable to the Offer.

However, Purchaser is not required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement in accordance with its terms and August 12, 2024 (as may be extended up to February 13, 2025 in the event that certain conditions to the Offer have not been satisfied as of certain dates as provided in the Merger Agreement) (such date, as so extended, the “End Date”) and may not extend the Offer beyond such earlier occurrence without the Company’s prior written consent.
Upon any valid termination of the Merger Agreement, Purchaser has agreed that it will (and Parent will cause Purchaser to) immediately, irrevocably and unconditionally terminate the Offer and Purchaser will not acquire any Shares pursuant to the Offer.
The Merger.   The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into the Company, the separate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation in the Merger. The Merger will be effected under Section 251(h) of the DGCL. Accordingly, Parent, Purchaser and the Company have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time without a vote of the Company’s stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.
As of the Effective Time, the certificate of incorporation of the Company will, by virtue of the Merger and without any further action, be amended and restated in its entirety as set forth on Annex II to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.
As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation.
The obligations of the Company, Parent and Purchaser to complete the Merger are subject to the satisfaction or, to the extent permitted by applicable legal requirements, waiver as of the Closing by each of the parties of the following conditions:
•
there has not been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or the Company has material business operations, and remaining in effect, any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, and no legal requirement has been promulgated, enacted, issued or deemed applicable to the Merger by any governmental body in any jurisdiction in which Parent or the Company has material business operations, which prohibits or makes illegal the consummation of the Merger; and

•
Purchaser (or Parent on Purchaser’s behalf) must have accepted for payment all Shares validly tendered pursuant to the Offer and not validly withdrawn.

Board of Directors and Officers.   As of the Effective Time, the directors and officers of the Surviving Corporation will be the respective individuals who served as the directors and officers of Purchaser as of immediately prior to the Effective Time, until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. Each director of the Company and, if so requested by Parent, each officer of the Company, will execute and deliver a letter effectuating his or her resignation as a member of the Company Board and an officer of the Company (but not, for the avoidance of doubt, as an employee of the Company), respectively, to be effective as of the Effective Time.
Conversion of Capital Stock at the Effective Time.   At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than (i) Shares owned immediately prior to the effective time of the Merger by the Company (including those held in the treasury of the Company), (ii) Shares owned both as of the commencement of the Offer and immediately prior to the effective time of the Merger by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, (iii) Shares irrevocably accepted by Purchaser for purchase pursuant to the Offer (each of (i), (ii) and (iii) will be cancelled and no consideration will be delivered in exchange therefor) and (iv) Shares held by stockholders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time of the Merger, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be converted into the right to receive $32.50 per Share, net to the seller in cash, in each case, without interest (collectively, the “Merger Consideration”), and subject to any withholding of taxes.
Each share of Purchaser’s common stock outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.
Promptly after (and in any event no later than the first business day after) the Offer Acceptance Time, Parent will deposit, or will cause to be deposited, with the Depositary, cash sufficient to make the payment of the aggregate Offer Price. On or prior to the date of the Closing, Parent will deposit, or will cause to be deposited, with the Paying Agent, cash sufficient to pay the aggregate Merger Consideration in the Merger.
Treatment of Equity Awards.   Pursuant to the Merger Agreement, at the Effective Time, (i) each Company Option that is then outstanding and unexercised, whether or not vested, will automatically be cancelled and converted into the right to receive a lump-sum cash payment equal to (a) the amount resulting (if any) from (x) the Offer Price minus (y) the exercise price payable per Share under such Company Option, multiplied by (b) the total number of Shares subject to that Company Option immediately prior to the Effective Time, and (ii) each Company RSU that is then outstanding will automatically be cancelled and converted into the right to receive a lump-sum cash payment equal to (a) the Offer Price multiplied by (b) the total number of Shares subject to such Company RSU immediately prior to the Effective Time, rounded to the nearest cent. Any Company Option that has an exercise price equal to or greater than the Offer Price will be cancelled for no consideration.
Treatment of Company Warrants.   Pursuant to the Merger Agreement, at the Offer Acceptance Time, each Company Warrant that is outstanding immediately prior to the Effective Time shall automatically be deemed to be exercised in full in a “cashless exercise” pursuant to Section 10 of the warrant agreement to which such Company Warrant is subject (the “Warrant Agreements”). With respect to each Company Warrant, the Company shall deliver any notices as required by, and in accordance with Section 9(g) of the Warrant Agreement to which such Company Warrant is subject. At the Effective Time, Shares issued pursuant to such “cashless exercise” of the Company Warrants in accordance with the terms of the applicable Warrant Agreements and Section 2.10 of the Merger Agreement shall be converted into the right to receive $32.50 per Share, net to the seller in cash, without interest, and subject to any withholding of taxes.
Representations and Warranties.   This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, Purchaser or the Company, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered by the Company to Parent in connection with the Merger Agreement. The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.
In the Merger Agreement, the Company has made representations and warranties to Parent and Purchaser with respect to, among other things:
•
corporate matters, such as due organization, organizational documents, good standing, qualification, power and authority;

•
capitalization;

•
authority relative to, and the binding nature of, the Merger Agreement;

•
SEC filings and financial statements;

•
disclosure controls and internal controls over financial reporting;

•
accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

•
absence of certain changes from January 1, 2023 through the date of the Merger Agreement;

•
absence of a Material Adverse Effect (as defined below) from January 1, 2023 through the date of the Merger Agreement;

•
title to assets;

•
real property;

•
intellectual property;

•
material contracts;

•
absence of undisclosed liabilities;

•
compliance with legal requirements;

•
regulatory matters;

•
compliance with anti-corruption and anti-bribery laws;

•
permits and licenses;

•
tax matters;

•
employees and employee benefit plans, including the Employee Retirement Income Security Act of 1974, as amended, and certain related matters;

•
environmental matters;

•
insurance;

•
absence of litigation;

•
state takeover statutes;

•
required consents and approvals, and no violations of organizational documents, contracts or applicable legal requirements as a result of the Offer or Merger;

•
opinions of its financial advisors; and

•
brokers’ fees and expenses.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence or state of facts, which, individually or when taken together with all other events, occurrences, circumstances, changes, conditions, states of facts, developments or effects that have occurred in the applicable determination period for a Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. The definition of “Material Adverse Effect” provides that no change, circumstance, condition, development, effect, event, occurrence or state of facts to the extent resulting from or relating to any of the following will be deemed to constitute or will be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect:
(i)
any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings (except that the underlying causes of any such change may be considered to the extent not otherwise excluded);

(ii)
any event, occurrence, circumstance, change or effect resulting from the negotiation, execution, announcement, pendency or performance of the Merger Agreement or the Transactions (in each case of the foregoing including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors or partners, or any litigation arising from allegations of breach of fiduciary duty relating to the Merger Agreement or the Transactions);

(iii)
any event, occurrence, circumstance, change or effect generally affecting the industries in which the Company and its subsidiaries operate, or in the economy generally or other general business, financial or market conditions (except to the extent that the Company and its subsidiaries are disproportionately affected thereby relative to other participants in the industries in which the Company and its subsidiaries operate);

(iv)
any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency or interest rates (except to the extent that the Company and its subsidiaries are disproportionately affected thereby relative to other participants in the industries in which the Company and its subsidiaries operate);

(v)
any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to any act of terrorism (including cyber-terrorism), war (whether or not declared), national or international calamity, natural disaster, pandemic, epidemic or disease outbreak (including COVID-19) or any other similar event (except to the extent that the Company and its subsidiaries are disproportionately affected thereby relative to other participants in the industries in which the Company and its subsidiaries operate);

(vi)
the failure of the Company to meet internal or analysts’ expectations or projections (except that the underlying causes of any such failure may be considered to the extent not otherwise excluded);

(vii)
any adverse effect arising from or otherwise relating to (a) any action taken or omitted to be taken by the Company at the written direction of Parent or where the Company has requested Parent’s consent in accordance with its interim operating covenants set forth in the Merger Agreement and Parent has unreasonably withheld, conditioned or delayed such consent, or (b) the Company’s compliance with its obligations relating to regulatory filings, consents and approvals set forth in the Merger Agreement;

(viii)
any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to a change in or action taken required to comply with any change in any legal requirement (including any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other legal requirement, decree, judgment, injunction or other order, directive, guidelines or recommendations by any governmental body in connection with or in response to COVID-19) or United States generally accepted accounting principles (except to the extent that the Company and its subsidiaries are disproportionately affected thereby relative to other participants in the industries in which the Company and its subsidiaries operate);

(ix)
any event, occurrence, circumstance, change or effect resulting or arising from the identity of Parent or Purchaser as the acquiror of the Company; or

(x)
any regulatory, clinical or manufacturing events, occurrences, circumstances, changes, effects or developments relating to any product candidate, in each case, not involving any wrongdoing by the Company or any of its subsidiaries or any of their respective affiliates or representatives, or with respect to any product of any competitor of the Company (including, in each case, for the avoidance of doubt, with respect to any pre-clinical or clinical studies, tests or results or announcements thereof, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations, and other related matters) (except that the underlying causes of any such change may be considered to the extent not otherwise excluded).

In the Merger Agreement, Parent and Purchaser have made representations and warranties to the Company with respect to:
•
corporate matters, such as due organization, good standing, power and authority;

•
the formation and activities of Purchaser;

•
authority relative to, and the binding nature of, the Merger Agreement;

•
required consents and approvals, and no violations of organizational documents, contracts or applicable legal requirements as a result of the Offer or Merger;

•
accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

•
absence of litigation;

•
sufficiency of funds to consummate the Offer and the Merger;

•
ownership of securities of the Company;

•
independent investigation regarding the Company and non-reliance on representations and warranties not set forth in the Merger Agreement; and

•
broker’s fees and expenses.

Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to “materiality” or “Parent Material Adverse Effect.” For the purpose of the Merger Agreement, a “Parent Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually or when taken together with all other events, occurrences, circumstances, changes, conditions, states of facts, developments or effects that have occurred in the applicable determination period for a Parent Material Adverse Effect, would or would reasonably be expected to materially impair, prevent or materially delay Parent’s or Purchaser’s ability to consummate the Transactions prior to the End Date on the terms set forth in the Merger Agreement.
None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement will survive the Effective Time.
Access to Information.   From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, upon reasonable advance notice to the Company, the Company will, and will cause its subsidiaries and its representatives to, provide Parent and Parent’s representatives with reasonable access during normal business hours to the Company and its subsidiaries and their respective representatives, designated personnel and assets, and to all existing books, records, documents and information relating to the Company and its subsidiaries (other than any books, records, documents and information relating to the negotiation and execution of the Merger Agreement or any Acquisition Proposal (as defined below)) and to promptly provide all reasonably requested information regarding the business of the Company and its subsidiaries as Parent may reasonably request, in each case for any reasonable purpose related to the consummation of the Transactions and subject to customary exceptions and limitations.
Notice of Certain Events.   The Company and Parent have agreed to promptly notify the other of (i) any notice or communication received by such party from any governmental body in connection with the Transactions or from any person alleging that the consent of such person is or may be required in connection with the Transactions, (ii) any legal proceeding commenced or, to any party’s knowledge, threatened in writing, against such party or any of its subsidiaries or otherwise relating to, involving or affecting such party or any of its subsidiaries, in each case in connection with, arising from or otherwise relating to the Transactions or (iii) any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect, as applicable, or would reasonably be expected to make the satisfaction of any of the Offer Conditions impossible or unlikely.
Conduct of Business Pending the Merger.   The Company has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, except as expressly provided by the Merger Agreement or required by applicable legal requirements or to the extent necessary to comply with any obligation under any contracts made available to Parent on or prior to the date of the Merger Agreement, as consented to in writing by Parent (which consent may not be unreasonably withheld, conditioned or delayed), in connection with any action taken, or omitted to be taken, pursuant to any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other legal requirement, decree, judgment, injunction or other order, directive, guidelines or recommendations by any governmental body in connection with or in response to COVID-19 (collectively, “COVID-19 Measures”) or which is taken, or omitted to be taken, in response to COVID-19 or any other pandemic, epidemic or disease outbreak, as determined by the Company in its reasonable discretion, or as disclosed prior to execution of the Merger Agreement in the Company’s confidential disclosure schedules, it will, and it will cause each of its subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the ordinary course consistent with past practice and (ii) preserve intact its material assets, properties, contracts, licenses and business organization and to preserve satisfactory business relationships with licensors, licensees, lessors, governmental bodies and others having material business dealings with the Company. In addition, the Company will not, and will cause its subsidiaries not to, among other things and subject to specified exceptions (including specified ordinary course exceptions and, in the case of the sixth and twelfth bullets below, an exception for any action taken, or omitted to be taken, pursuant to any COVID-19 Measures or which is taken, or omitted to be taken, in response to COVID-19 or any other pandemic, epidemic or disease outbreak, as determined by the Company in its reasonable discretion):
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establish a record date for, declare, set aside, pay any dividend or make any other distribution in respect of any shares of its equity interests;

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repurchase, redeem or otherwise reacquire any of its equity interests, or any rights, warrants or options to acquire any of its equity interests or any restricted stock units, subject to certain exceptions set forth in the Merger Agreement;

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split, combine, subdivide or reclassify any Shares or other equity interests;

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sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities, restricted stock unit, stock appreciation rights, incentive award measured based on the Shares or similar equity or equity-based awards with respect to the Company or any of its subsidiaries or right to acquire any capital stock, voting securities, equity interest or other security or (C) any instrument convertible into, exchangeable for or settled in any capital stock, voting securities, equity interest or other security (except that the Company may issue Shares as required to be issued upon the exercise of Company Options outstanding as of the date of the Merger Agreement and the vesting or settlement of Company RSUs or the exercise of Company Warrants outstanding as of the date of the Merger Agreement, in each case, in accordance with their terms);

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(A) other than the treatment of equity awards provided for in the Merger Agreement, or as required pursuant to an employee plan as in effect on the date of the Merger Agreement or adopted or amended in compliance with the Merger Agreement, establish, adopt, terminate or materially amend any employee plan (or any plan, program, arrangement or agreement that would be an employee plan if it were in existence on the date of the Merger Agreement) or any collective bargaining agreement or other labor agreement; (B) amend or waive any of the Company or its subsidiaries’ material rights under, or accelerate the payment or vesting of compensation or benefits under, any provision of any employee plan; or (C) grant any employee or director any material increase in compensation, bonuses, severance, retention or other payments or other benefits (except the Company and its subsidiaries may amend any employee plan to the extent required by applicable legal requirements);

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other than due to offers of employment or engagement made by the Company or any of its subsidiaries as of the date of the Merger Agreement that were made available to Parent, hire any employee or retain any consultant or promote any employee (other than non-executive employees in the ordinary course of business consistent with past practice and compensation generally consistent with similarly-situated employees);

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(A) commence, alone or with any third party, any clinical trial in respect of any product candidate, or (B) unless mandated by certain specified governmental bodies, discontinue, terminate or suspend any ongoing clinical or preclinical study;

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terminate, allow to lapse or expire, suspend, modify or otherwise take any step to limit the effectiveness or validity of, or fail to maintain as valid and in full force and effect, any applicable material governmental authorization;

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qualify any new site for manufacturing any product candidate;

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amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents or amend or waive any provision of the Warrant Agreements;

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form any subsidiary, acquire any equity interest in any other entity or enter into any joint venture or clinical or commercial collaboration agreement or any other material collaboration, development, partnership or similar material arrangement or trigger or exercise any right of first negotiation under any collaboration, license or development agreement;

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make or authorize any capital expenditure, except that the Company and its subsidiaries may make or authorize any capital expenditures incurred in the ordinary course of business consistent with past practice that do not exceed $750,000 individually or $1,500,000 in the aggregate;

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acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term and not capable of being extended), transfer or assign any material right or other material asset or property, except for (A) non-exclusive licenses or sublicenses of intellectual property rights in the ordinary course of business consistent with past practice, (B) entering into clinical trial agreements with respect to clinical trials that were ongoing as of the date of the Merger Agreement and material transfer agreements in the ordinary course of business consistent with past practice pursuant to which the Company or any of its subsidiaries solely and exclusively own any and all intellectual property rights conceived, developed or reduced to practice thereunder in amounts not exceeding $750,000 individually or $1,500,000 in the aggregate, (C) pursuant to dispositions of obsolete, surplus or worn out assets or properties that are no longer useful in the conduct of business of the Company and its subsidiaries in amounts not exceeding $750,000 in the aggregate) or (D) expirations of leases for leased real property in accordance with the terms thereof;

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(A) lend money or make capital contributions or advances to, or make investments in, any person or (B) incur or guarantee any indebtedness in excess of $150,000 (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with the Company’s policies related thereto);

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(A) other than in the ordinary course of business consistent with past practice, amend or modify in any material respect, or waive or release any material rights under or voluntarily terminate, any material contract, or (B) enter into any contract that would constitute a material contract if it were in effect on the date of the Merger Agreement;

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except, in each case, as required by applicable legal requirements or as would not be material to the Company and its subsidiaries, as a whole, (A) make any change to any accounting method, or accounting period used for tax purposes; (B) make, change or revoke any tax election; (C) file a material amended tax return; (D) enter into a “closing agreement” within the meaning of Section 7121 of the tax code (or similar provision of state, local or non-U.S. tax law) with any governmental body regarding any tax liability or assessment; (E) request any letter ruling from the IRS (or any comparable ruling from any other taxing authority); (F) settle or compromise any audit, examination or legal proceeding relating to taxes or surrender a right to a tax refund; (G) waive or extend the statute of limitations with respect to any tax or tax return (other than pursuant to customary extensions of the due date for filing a tax return); or (H) enter into any tax allocation, indemnity or sharing agreement (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases, employment agreements and similar agreements entered into in the ordinary course of business consistent with past practice);

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settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than any settlement, release, waiver or compromise that results solely in monetary obligations of not more than $500,000 in the aggregate (excluding monetary obligations that are funded by an insurance policy of the Company and its subsidiaries), and results in no other material non-monetary obligation of the Company and its subsidiaries subject to certain specified exceptions;

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commence any material legal proceeding, other than in the ordinary course of business consistent with past practice;

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enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable legal requirements);

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adopt or implement any stockholder rights plan (or similar plans or arrangements);

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adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries; or

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authorize, agree or commit to take any of the foregoing actions.

Filings, Consents and Approvals.   Each of the Company, Parent and Purchaser has agreed to use their reasonable best efforts to take as promptly as reasonably practicable any and all steps necessary to avoid or eliminate every impediment under any antitrust laws that may be asserted by any governmental body, in each case with competent jurisdiction, so as to enable the Closing to occur in the most expeditious manner reasonably practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable and advisable all non-legally privileged information required by any governmental body pursuant to its evaluation of the Transactions under the HSR Act. The parties shall use their respective reasonable best efforts to obtain from any governmental body all consents, approvals, authorizations or orders required to be obtained under the antitrust laws or to avoid the entry or enactment of any injunction or other order or decree relating to any antitrust law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions and execute and deliver any additional instruments necessary to consummate the Transactions.
Parent will, and will cause its affiliates to, proffer and agree to (i) sell, license, divest or dispose of or hold separate (through the establishment of a trust or otherwise) or agree to any other structural, behavioral or conduct remedy, before or after the Offer Acceptance Time or the Effective Time, any entities, businesses, divisions, operations, products or product lines, assets, intellectual property rights or businesses of Parent, the Company (or any of their respective subsidiaries or other affiliates), and (ii) agree to any other restriction on the conduct of such businesses, in each case as may be necessary to avoid or eliminate each and every impediment under the antitrust laws that may be asserted by any governmental body with respect to the Transactions so as to enable the Closing to occur in the most expeditious manner reasonably practicable, but in no case later than the End Date; provided that, Parent and its affiliates will not be required to agree to any such remedy or restriction if such actions would (w) materially and adversely affect the business of Parent and its subsidiaries, taken as a whole following consummation of the Transactions, (x) require the sale, license, divestiture, disposal or holding separate of any portion of the business, operations, assets or product lines of Parent, Purchaser or any of their Affiliates, (y) require the sale, license, divestiture, disposal or holding separate of seladelpar or its derivatives, or (z) require any other structural, behavioral or conduct remedy involving seladelpar or its derivatives if, in the case of this clause (z), any such remedy would have a material adverse effect on the Company and its subsidiaries taken as a whole.
The Company will not be permitted to take any of the actions described in (i) and (ii) above without Parent’s prior written consent, and Parent and the Company and its subsidiaries will not be required to take or agree to take any of the actions described in (i) and (ii) above unless the effectiveness of such action is conditioned on the Closing. In furtherance and not in limitation of the foregoing, if any lawsuit or other proceeding, whether judicial or administrative, is brought or threatened to be brought challenging or seeking to restrain or prohibit the consummation of the Transactions under the antitrust laws, each of Parent, Purchaser and the Company will in good faith contest and resist any such action or proceeding to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that results from such action or proceeding and that prohibits, prevents, restrains, interferes with, hinders or delays in any material respect the consummation of the Transactions.
Each of the Company, Parent and Purchaser will (and will cause their respective affiliates, if applicable, to): (i) as promptly as reasonably practicable (but no later than ten business days after the date of the Merger Agreement), make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions and (ii) cooperate with each other in determining whether (and as promptly as reasonably practicable preparing and making, if so required) any other filings, notifications or other consents are required to be made with, or obtained from, any other governmental bodies in connection with the Transactions.
In addition, the Company, Parent and Purchaser have agreed, until the Effective Time or the termination of the Merger Agreement pursuant to its terms, to: (i) promptly cooperate in all respects and consult with each other in connection with any necessary, proper or advisable filing or submission in connection with any investigation or other inquiry, including allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the Transactions under the antitrust laws, (iii) keep the other parties informed in all material respects as to the status of any such request, inquiry, investigation, action or legal proceeding, (iv) promptly inform the other parties of, and wherever practicable give the other party reasonable advance notice of, and where permitted by the U.S. Federal Trade Commission (the “FTC”), the U.S. Department of Justice (the “DOJ”) or such other applicable other government body the opportunity to participate in, any communication to or from the FTC, DOJ or such other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (v) promptly furnish to the other party, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, with copies of documents provided to or received from any governmental body in connection with any such request, inquiry, investigation, action or legal proceeding (except that documents, including “4(c) and 4(d) documents” as that term is defined under the HSR Act, that contain valuation information can be redacted), (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any written analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vii) except as may be prohibited by any governmental body or by any legal requirement, in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the Transactions, give the other party reasonable prior notice and permit authorized representatives of the other parties to be present at each meeting or conference, including by telephone or videoconference, relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal made or submitted to any governmental body in connection with such request, inquiry, investigation, action or legal proceeding. Each party will supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any governmental body, including by complying at the earliest reasonably practicable date with any request for additional information, documents or other materials received by any party or any of their respective subsidiaries from any governmental body in connection with the Transactions. No party will commit to or agree with any governmental body to stay, toll or extend any applicable waiting period under the HSR Act, or delay the consummation of the Transactions, or withdraw any notification filed under the HSR Act, without the prior written consent of the other party.
During the period after the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, the Company has agreed, to the extent permissible under applicable legal requirements and reasonably practicable and where doing so would not reasonably be expected to impair or adversely affect the Company, any of its plans with respect to the product candidates or its ability to interact with any governmental body consistent with companies at similar stages of development in the pharmaceutical industry (in each case as determined in good faith by the Company), to (a) offer Parent the opportunity to consult with the Company and its subsidiaries prior to any proposed material meeting or other material communication with the United States Food and Drug Administration, the European Medicines Agency, the Centers for Medicare & Medicaid Services or any other specified governmental body relating to any product candidate or material governmental authorization, (b) promptly inform Parent of, and provide Parent a reasonable opportunity to review, in advance, any material filing proposed to be made by or on behalf of the Company or any of its subsidiaries and any material communication proposed to be submitted or otherwise provided to the United States Food and Drug Administration, the European Medicines Agency, the Centers for Medicare & Medicaid Services or other specified governmental body by or on behalf of the Company or any of its subsidiaries, in each case relating to any product candidate or material governmental authorization (provided that in clause (a) and (b), in no event will the Company or any of its subsidiaries be required to delay any of its actions or such filings, correspondence and communication, respectively), (c) keep Parent reasonably informed of any material communication (written or oral) with or from the United States Food and Drug Administration, the European Medicines Agency, the Centers for Medicare & Medicaid Services or other specified governmental body or relating to any product candidate or governmental authorization, and (d) promptly inform Parent and provide Parent with a reasonable opportunity (but no more than two business days to the extent practicable) to comment prior to making any material change to any study protocol, adding any new trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating or making any material change to, commercialization and reimbursement activities or materials (including promotional and marketing activities and materials) relating to any product candidate. The Company has agreed to promptly notify Parent of any significant data relating to any product candidate, including information related to any significant adverse events with respect to any product candidate, in each case which it discovers after the date of the Merger Agreement.
The parties have agreed not to enter into any agreement, transaction, or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to the effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the Transactions or (iii) obtain all authorizations, consents, orders and approvals of governmental bodies necessary for the consummation of the Transactions.
Subject to the cooperation obligations above, Parent will (i) control the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental body in connection with the Transactions, and (ii) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any governmental body in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, any governmental body relating to the Transactions and of all other regulatory matters incidental thereto.
Employee Matters.   Subject to certain exceptions, Parent has agreed that, for a period commencing at the Effective Time and ending on the last day of the calendar year in which the Closing occurs, Parent shall provide, or cause to be provided, to each individual who is employed by the Company or any of its subsidiaries as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any affiliate thereof) during such period (a “Continuing Employee”), (i) base salary or base wage rate that is no less favorable than that in effect immediately prior to the Effective Time, (ii) severance benefits that are no less favorable than those set forth in the Company disclosure schedules and (iii) other employee benefits (other than severance, incentive compensation, equity compensation, retention or non-recurring payments or benefits, deferred compensation arrangements, retiree health and welfare benefits and defined benefit pension plans) that are no less favorable in the aggregate than those provided in the aggregate (excluding any excluded benefits) to such Continuing Employee by the Company and its subsidiaries immediately prior to the Effective Time.
Parent has also agreed that all Continuing Employees will be eligible to continue to participate in the Company’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the health and welfare benefit plans of the Company immediately prior to the Effective Time); provided, that nothing in the Merger Agreement will limit the right of Parent or the Surviving Corporation to amend or terminate, in accordance with its terms, any such health or welfare benefit plan at any time, subject to certain requirements, and if Parent or the Surviving Corporation terminates any such health or welfare benefit plan (upon expiration of any appropriate transition period), then the Continuing Employees shall be eligible to participate in the Surviving Corporation’s (or an affiliate’s) health and welfare benefit plans. To the extent that service is relevant under any benefit plan of Parent or an affiliate or the Surviving Corporation, then Parent will ensure that such benefit plan (except for the severance, incentive compensation, equity compensation, retention or non-recurring payments or benefits, deferred compensation arrangements, retiree health and welfare benefits and defined benefit pension plans or as would result in any duplication of benefits) will credit Continuing Employees for service prior to the Effective Time with the Company or any of its subsidiaries and their affiliates or their respective predecessors; provided, that, if such benefit plan replaces a benefit plan of the Company or any of its subsidiaries that recognized service for the same purpose, such service will be recognized to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of the Company or any of its subsidiaries; provided, further, that, if any Continuing Employee experiences a break in service from the Company on or following the Effective Time, and such Continuing Employee commences employment with Parent or one of its subsidiaries follows such break in service, then this provision shall not apply.
To the extent permitted under applicable legal requirements, with respect to any employee benefit plans maintained for the benefit of the Continuing Employees following the Effective Time, Parent will, and will cause the Surviving Corporation, any of its affiliates and any successor thereto, to use commercially reasonable efforts to (i) cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived or satisfied under comparable plans of the Company or its subsidiaries, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, amounts paid by such employees during the calendar year in which the Effective Time occurs under similar plans maintained by the Company or its subsidiaries; provided that, if any continuing employee experiences a break in service from the Company on or following the Effective Time, and such Continuing Employee commences employment with Parent or one of its subsidiaries following such break in service, then this provision shall not apply.
If requested in writing by Parent at least ten days prior to the Offer Acceptance Time, the Company will take all actions that may be necessary under the Company’s 401(k) plan to terminate the Company’s 401(k) plan at least one day prior to the Effective Time but contingent on the occurrence of the Closing. If the Company terminates the Company’s 401(k) plan in accordance with the preceding sentence, prior to the Effective Time and thereafter (as applicable), the Company and Parent shall take any and all actions as may be required, including amendments to the Company’s 401(k) plan or the tax-qualified defined contribution retirement plan designated by Parent to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Internal Revenue Code of 1986, as amended, including of loans) in the form of cash, or notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Company 401(k) plan to the Parent 401(k) Plan and each Continuing Employee will become a participant in the Parent 401(k) Plan on the closing date (giving effect to the service crediting provisions described above); with no gap in participation in a tax-qualified defined contribution plan.
For each Continuing Employee who is eligible to receive an annual cash bonus, Parent will, and will cause the Surviving Corporation and its subsidiaries to pay to such Continuing Employee a cash amount in respect of such annual bonus for the year in which the closing date occurs in accordance with the Company disclosure schedules.
From and after the Effective Time, Parent will, or will cause the Surviving Corporation and their respective subsidiaries to, honor in accordance with their terms all the employee plans as in effect at the Effective Time. For the purposes of the agreements and employee plans set forth in the Company disclosure schedules, Parent and the Company acknowledge that the consummation of the Merger constitutes a “change in control”, “change of control” or other term of similar import for purposes of any employee plan that contains a definition of “change in control”, “change of control” or other term of similar import, as applicable.
Directors’ and Officers’ Indemnification and Insurance.   The Merger Agreement provides for indemnification, advancement of expenses, exculpation from liabilities and insurance rights in favor of the current and former directors and officers of the Company and its subsidiaries, whom we refer to as “indemnitees,” with respect to acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time). Parent has agreed that all rights to indemnification, exculpation and advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of indemnitees as provided in governing documents of each of the Company and its subsidiaries with respect to all matters occurring prior to or at the Effective Time will continue in full force and effect in accordance with their respective terms and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person (as defined below), and Parent will cause the Company and its subsidiaries to perform its obligations, thereunder.
In addition, Parent has agreed that Parent will cause the Surviving Corporation and its subsidiaries to, and the Surviving Corporation agrees that it will, pursuant to the certificate of incorporation and bylaws (or other organizational documents) of the Company and each of its subsidiaries, in each case as in effect on the date of the Merger Agreement, indemnify and hold harmless each individual who is as of the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries or who is as of the date of the Merger Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of its subsidiaries as a director or officer of another person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring prior to the Effective Time, including the Merger Agreement and the Transactions), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director or officer of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable legal requirements. The Merger Agreement provides that each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from Parent, the Surviving Corporation or its subsidiaries, as applicable, in accordance with the organizational documents of the Company and its subsidiaries as in effect on the date of the Merger Agreement. If and only to the extent required by the DGCL or the Company’s or any of its subsidiaries’ organizational documents or any indemnification or other similar agreements, as applicable, any Indemnified Person to whom expenses are advanced may be required to provide an undertaking to repay such advances if it is ultimately determined by final adjudication that such Indemnified Person is not entitled to indemnification. Further, Parent, the Surviving Corporation and its subsidiaries, as applicable, will reasonably cooperate in the defense of any such matter.
For six years after the Effective Time, Parent and the Surviving Corporation have agreed to either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by or for the benefit of the Company and its subsidiaries or provide substitute policies for the Company and its subsidiaries (and their current and former directors and officers who are currently covered by the existing policies maintained by or for the benefit of the Company and its subsidiaries), in either case of not less than the existing coverage and having other terms not less favorable to the insured persons than such insurance coverage currently maintained by or for the benefit of the Company and its subsidiaries with respect to claims arising from facts or events that occurred at or prior to the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance); provided that neither Parent nor the Surviving Corporation will be required to pay with respect to such insurance policies an annual premium greater than 300% of the aggregate annual premium most recently paid by the Company and its subsidiaries for such insurance (the “Maximum Amount”). In lieu of the foregoing, prior to the date of the Closing, the Company may, and if requested by Parent, the Company will use reasonable best efforts to, purchase a “tail” directors’ and officers’ liability insurance policy for the Company and its subsidiaries (and their current and former directors and officers who are currently covered by the existing policies maintained by or for the benefit of the Company and its subsidiaries) to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the insurance coverage currently maintained by the Company and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, provided that the cost of any such tail policy will not exceed the Maximum Amount.
Stockholder Litigation.   In the event that any litigation related to the Merger Agreement, the Offer, the Merger or the other Transactions is brought by any stockholder or other holder of any securities of the Company or its subsidiaries (whether directly or on behalf of the Company or any of its subsidiaries or otherwise) against the Company, its subsidiaries and/or their directors or officers, the Company is required to promptly notify Parent of such litigation and to keep Parent reasonably and promptly informed of any material developments with respect to such litigation. The Company has agreed to give Parent (a) the opportunity to participate in the defense of any such litigation, (b) the right to review and comment on all material filings or responses to be made by the Company or any of its subsidiaries in connection with such litigation (and the Company will give due consideration to Parent’s comments and other advice with respect to such litigation) and (c) the right to consult on any settlement with respect to such litigation, and no such settlement will be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company will otherwise control the defense and/or settlement described above and the disclosure of information in connection with such defense or settlement will be subject to the access and notice provisions described above, including regarding attorney-client privilege or other applicable legal privilege.
Reasonable Best Efforts.   Each of the Company and Parent has agreed to use its respective reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. In particular, each party has agreed to use commercially reasonable efforts to (i) make all filings (if any) and give all notices (if any) required to be made and given pursuant to any material contract in connection with the Offer and the Merger and the other Transactions to the extent requested in writing by Parent, (ii) seek each consent (if any) required to be obtained pursuant to any material contract in connection with the Transactions to the extent requested in writing by Parent, provided that obtaining any such consent or approval will not, in and of itself, be a condition to the Offer or the Merger, and (iii) seek to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third person against such party. Neither Parent, the Company nor any of their respective subsidiaries will be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain any third party consents.
Takeover Laws.   If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including Section 203 of the DGCL) (each, a “Takeover Law”) may become, or may purport to be, applicable to the Transactions, Parent and the Company have agreed to use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated by the Merger Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.
Section 16 Matters.   The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as that term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)) will, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for the purposes of Section 16(b) of the Exchange Act, the disposition and cancellation (or deemed disposition and cancellation) of Shares, Company Options and Company RSUs in the Merger by applicable individuals and to cause those dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Stock Exchange Delisting and Deregistration.   Prior to the date of the Closing, the Company has agreed to cooperate with Parent and to use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable laws and rules and policies of NASDAQ to enable delisting by the Company of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
No Solicitation.   Except as described below, until the earlier of the Effective Time or the valid termination of the Merger Agreement pursuant to its terms, the Company and its subsidiaries have agreed not to, and to cause their directors and officers not to, and to use its reasonable best efforts to cause their other representatives not to, directly or indirectly:
(i)
continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal (as defined below);

(ii)
solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than discussions solely to clarify the terms and conditions of such proposal or offer);

(iii)
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of the Merger Agreement prohibit such discussion);
(iv)
approve, adopt, endorse or recommend or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement (as defined below));

(v)
take any action to exempt any person (other than Parent and its subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the Company’s organizational and other governing documents;

(vi)
subject to fiduciary duties of the Company Board, waive or release any person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract; or

(vii)
resolve or agree to do any of the foregoing.

The Company agreed to, as promptly as reasonably practicable (and in any event within two business days) following the date of the Merger Agreement, discontinue electronic or physical data room access granted and request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all non-public information or documents previously furnished to any person (other than Parent, its affiliates and their respective representatives) that has made or has indicated an intention to make an Acquisition Proposal and all material incorporating such information created by any such person.
Notwithstanding the above limitations, if the Company or any of its representatives receives after the date of the Merger Agreement and prior to the Offer Acceptance Time a bona fide written Acquisition Proposal from any person or group of persons, which Acquisition Proposal was made on or after the date of the Merger Agreement, that did not result from a material breach of the non-solicitation provisions of the Merger Agreement and the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such an Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Offer (as defined below) and that the failure to take such action (as described below) would be inconsistent with its fiduciary duties under applicable legal requirements, the Company and its representatives may take the following actions:
(x)
furnish, pursuant to an Acceptable Confidentiality Agreement (as defined below), information (including non-public information) with respect to the Company and its subsidiaries to the person or groups of persons who have made such Acquisition Proposal (provided that as promptly as practicable (and in any event within 36 hours), the Company provides any such non-public information to Parent to the extent access to such information was not previously provided to Parent or its representatives); and

(y)
engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal.

In the case of each of clauses (x) and (y) above, at or prior to the first time the Company furnishes such information or participates in any such discussions or negotiations, the Company must provide written notice to Parent of the required determination in good faith of the Company Board as described above. Under the Merger Agreement “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that is (a) in effect as of the execution and delivery of the Merger Agreement or (b) executed, delivered and effective after the execution and delivery of the Merger Agreement that (i) contains provisions that are not less favorable in the aggregate to the Company than those contained in the Mutual Non-Disclosure Agreement, dated as of December 15, 2022, between the Company and Parent (the “Confidentiality Agreement”), provided that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal, and (ii) does not prohibit the Company from providing any of the information described above to Parent.

The Company is required to notify Parent promptly (but in any event within 36 hours after knowledge of receipt by an executive officer or director of the Company) of the receipt by the Company or any of its representatives of any proposal or offer with respect to an Acquisition Proposal. The Company is further required to (i) provide Parent a copy of any written Acquisition Proposal and a summary of any material unwritten terms and conditions thereof, (ii) identify the person making such inquiry, proposal or offer, and (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a prompt basis (and in any event within 36 hours of any request by Parent for an update as to the status of any such material development, discussion or negotiation).
“Acquisition Proposal” means any proposal or offer from any person (other than Parent and its affiliates) or group, including any amendment or modification to any existing proposal or offer, relating to, in a single transaction or series of related transactions, any (i) acquisition or license of assets of the Company and its subsidiaries equal to 20% or more of the Company and its subsidiaries’ consolidated assets; (ii) acquisition or exclusive license of the product candidates, (iii) issuance or acquisition of 20% or more of the outstanding Shares or 20% or more of any class of equity securities of one or more of the Company or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its subsidiaries; (iv) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares or 20% or more of any class of equity securities of one or more of the Company or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its subsidiaries; or (v) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares or 20% or more of any class of equity securities of one or more of the Company or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its subsidiaries (in the case of each of foregoing paragraphs (i) through (iv), other than the Transactions.
“Superior Offer” means a bona fide written Acquisition Proposal (except that references to “20%” in the definition of Acquisition Proposal above will be deemed to be “50%”) that the Company Board determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal and the person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to any revisions to the terms of the Merger Agreement proposed by Parent or any other proposal of Parent so that such Acquisition Proposal would cease to constitute a Superior Offer).
Nothing in the Merger Agreement will prohibit the Company from disclosing to the Company’s stockholders any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or from taking and disclosing such other position or disclosure as required under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from taking any action necessary to comply with applicable legal requirements, provided that the Company Board will not effect a Company Adverse Change Recommendation (as defined below) except as set forth below.
The Company has agreed that in the event any of its subsidiaries or any representative of the Company or any of its subsidiaries acting on behalf of the Company takes any action that, if taken by the Company, would constitute a breach of the provisions summarized under this “— No Solicitation” heading, the Company will be deemed to be in breach of such provisions.
Recommendation Change.   As described above, and subject to the provisions described below, the Company Board has determined to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the “Company Board Recommendation.” The Company Board also agreed to include the Company Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer.

Except as described below, prior to the Effective Time or the termination of the Merger Agreement pursuant to its terms, neither the Company Board nor any committee thereof may:
(i)
withdraw (or modify in a manner adverse to Parent or Purchaser) or publicly propose an intention to do any of the foregoing with respect to the Company Board Recommendation;

(ii)
adopt, approve, recommend or declare advisable any Acquisition Proposal or publicly propose to take any of the foregoing actions;

(iii)
after public announcement of an Acquisition Proposal (other than a tender offer or exchange offer), fail to publicly affirm the Company Board Recommendation within five business days after a written request by Parent to do so (or, if earlier, by the close of business on the End Date), provided that Parent may only make such request once with respect to any Acquisition Proposal (provided that Parent is entitled to make a new request upon receipt of each Determination Notice (as defined below) and the Company is not required to provide any such affirmation during the two or three business day periods, as applicable, following the giving of such Determination Notice);

(iv)
following the commencement of a tender offer or exchange offer relating to the Shares by a person unaffiliated with Parent, fail to publicly affirm the Company Board Recommendation and recommend that the Company’s stockholders reject such tender offer or exchange offer within ten business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or, if earlier, by the close of business on the End Date); or

(v)
fail to include the Company Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to the Company’s stockholders (any action described in the foregoing paragraphs (i) through (v) is referred to as a “Company Adverse Change Recommendation”).

The Merger Agreement further provides that the Company Board will not approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or cause or allow the Company to execute or enter into any contract, letter of intent, memorandum of understanding, agreement in principle or term sheet with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).
Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Offer Acceptance Time, if the Company receives a bona fide written Acquisition Proposal from any person that is not withdrawn and after consultation with outside legal counsel and its financial advisors, the Company Board determines, in good faith, that such Acquisition Proposal constitutes a Superior Offer, the Company Board may, subject to compliance with the other provisions summarized under this “— Recommendation Change” heading, make a Company Adverse Change Recommendation or (provided the Company and its subsidiaries are not in breach of the non-solicitation provisions in any material respect and in a manner that led to such Acquisition Proposal) terminate the Merger Agreement in order to enter into an agreement with respect to such Superior Offer. However, such action may only be taken if:
(i)
the Company Board determines in good faith (after consultation with its outside legal counsel and its financial advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable legal requirements;

(ii)
the Company has given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminating the Merger Agreement at least three business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice will not constitute a Company Adverse Change Recommendation or termination) and, if requested in writing by Parent, during such three business day period, has negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Offer; and

(iii)
the Company (a) has provided to Parent information with respect to such Acquisition Proposal as well as a copy of any acquisition agreement with respect to such Acquisition Proposal and a copy of any financing commitments relating thereto (or, if not provided in writing to the Company, a written summary of the material terms thereof), (b) has given Parent the three business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (c) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel and its financial advisors, the Company Board has determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate the Merger Agreement would be inconsistent with its fiduciary duties under applicable legal requirements.
The foregoing paragraphs (i) through (iii) also apply to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or other material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to three business days will be deemed to be two business days.
Additionally, at any time prior to the Offer Acceptance Time, the Company Board may, subject to compliance with the other provisions summarized under this “— Recommendation Change” heading, effect a Company Adverse Change Recommendation in response to an Intervening Event (as defined below). However, such action may only be taken if:
(i)
the Company Board determines in good faith (after consultation with its outside legal counsel and its financial advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable legal requirements;

(ii)
the Company has given Parent a Determination Notice at least three business days prior to making any such Company Adverse Change Recommendation, and, if desired by Parent, during such three business day period has negotiated, or caused its representatives to negotiate, in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Change Recommendation would no longer be necessary; and

(iii)
the Company (A) has specified in reasonable detail the facts and circumstances that render a Company Adverse Change Recommendation necessary, (B) has given Parent the three business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that a Company Adverse Change Recommendation would no longer be necessary, and (C) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel and its financial advisors, the Company Board has determined, in good faith, that the failure to make the Company Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable legal requirements.

The foregoing paragraphs (i) through (iii) also apply to any material change to the facts and circumstances specified by the Company pursuant to clause (iii)(A) above and require a new Determination Notice, except that the references to three business days will be deemed to be two business days.
“Intervening Event” means an event, occurrence, fact or change that materially affects the business, assets or operations of the Company and its subsidiaries (other than any event, occurrence, fact or change resulting from a breach of the Merger Agreement by the Company) occurring or arising after the date of the Merger Agreement that was not known or reasonably foreseeable to the Company Board as of the date of the Merger Agreement and becomes known to the Company Board prior to the Offer Acceptance Time (an “Intervening Event”); provided that (a) changes in the Company’s stock price, in and of itself, (b) any Acquisition Proposal or (c) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations for any period will not constitute an Intervening Event (except that, in the case of (a) and (c), the underlying reasons for such events may constitute an Intervening Event).
Termination.   The Merger Agreement may be terminated prior to the Closing as follows:
(i)
by mutual written consent of Parent and the Company;

(ii)
by either Parent or the Company, if the Closing has not occurred on or prior to midnight Eastern Time, on August 12, 2024 (the “End Date”); provided, that (a) (x) if all of the Offer Conditions other than the HSR Condition or the Governmental Impediment Condition (solely in respect of any antitrust law) have been satisfied or waived by Parent or Purchaser, to the extent waivable by Parent or Purchaser (other than conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which is then capable of being satisfied), then the End Date will automatically be extended to November 12, 2024 and (y) if all of the Offer Conditions other than the HSR Condition or the Governmental Impediment Condition (solely in respect of any antitrust law) have been satisfied or waived by Parent or Purchaser, to the extent waivable by Parent or Purchaser (other than conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which is then capable of being satisfied), then the End Date (as extended by clause (x)) will automatically be extended to February 13, 2025 and (b) this termination right will not be available to any party whose material breach of the Merger Agreement has caused or resulted in the Offer not being consummated by such date (such termination, an “End Date Termination”);

(iii)
by either Parent or the Company, if a governmental body of competent jurisdiction has issued an order, injunction, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal, which order, decree, ruling or other action is final and nonappealable; provided that this termination right will not be available to any party whose material breach of the Merger Agreement has caused or resulted in such final and nonappealable order, injunction, decree, ruling or other action or that has failed to comply with its obligations under the Merger Agreement with respect to the removal of such order, injunction decree, ruling or other action;

(iv)
by Parent, if the Company Board has effected a Company Adverse Change Recommendation (an “Adverse Recommendation Termination”);

(v)
by the Company, if the Company Board has made a Company Adverse Change Recommendation in order to accept a Superior Offer and concurrently entered into a binding written definitive acquisition agreement providing for the consummation of a transaction for a Superior Offer (but only if the Company and the Company Board have complied with the provisions summarized under “— Recommendation Change” above with respect to such Superior Offer and the Company has paid the Termination Fee (as defined below) immediately before or simultaneously with and as a condition to such termination (such termination a “Superior Offer Termination”);

(vi)
by Parent (so long as neither Parent nor Purchaser is in material breach of any representation, warranty, covenant or obligation under the Merger Agreement), if the Company has breached any of its representations or warranties or has failed to perform any of its covenants or obligations pursuant to the Merger Agreement such that any of the following conditions would not be satisfied and could not be cured by the Company by the End Date, or if capable of being cured, is not cured within 45 days of receiving written notice from Parent of such breach or failure to perform (such termination, a “Company Breach Termination”):

(A)
certain representations and warranties of the Company, including with respect to certain corporate matters (including due organization and authority to enter into and perform under the Merger Agreement), certain capitalization matters, applicability of state takeover laws, the opinions of the Company’s financial advisors and brokers’ and other advisors’ fees, being true and correct in all material respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(B)
certain representations and warranties of the Company regarding its capitalization being true and correct (except for de minimis inaccuracies) in all respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(C)
the representation and warranty of the Company regarding the absence of a Material Adverse Effect from January 1, 2023 through the date of the Merger Agreement being true and correct in all respects; and

(D)
the representations and warranties of the Company other than those referenced in paragraphs (A) through (C) above being true and correct (disregarding all “Material Adverse Effect” and “Materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have a Material Adverse Effect; and

(E)
(i) the Company is not in willful and material breach of its non-solicitation obligations and (ii) the Company has complied with or performed in all material respects all other obligations, covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time; or

(vii)
by the Company (so long as the Company is not in material breach of any representation, warranty, covenant or obligation under the Merger Agreement), if (a) Parent or Purchaser has breached any of their respective representations or warranties or has failed to perform any of their respective covenants or obligations, if such breach or failure would reasonably be expected to prevent Parent or Purchaser from consummating the Offer and the Merger and such breach or failure could not be cured by Parent or Purchaser, as applicable, by the End Date, or, if capable of being cured, is not cured within 45 days after receiving written notice from the Company of such breach or failure to perform, or (b) Purchaser failed to commence the Offer on or prior to the tenth business day following the date of the Merger Agreement or if Purchaser fails to accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer immediately after the Expiration Date following the expiration of the Offer, purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable following the Offer Acceptance Time (and in any event within three business days, or otherwise consummate the Offer in accordance with the Merger Agreement.

Effect of Termination.   If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will be of no further force or effect and there will be no liability on the part of Parent, Purchaser or the Company (or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates) following any such termination, except that (i) certain specified provisions of the Merger Agreement will survive, including those described in “— Company Termination Fee” below, (ii) the Confidentiality Agreement will survive the termination of the Merger Agreement and remain in full force and effect in accordance with its terms and (iii) except as set forth in the Merger Agreement, termination will not relieve any party from liability for fraud or willful and material breach of the Merger Agreement prior to such termination (which liability the parties acknowledge and agree will not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions, and may include damages based on loss of the economic benefit of the Transactions to Parent or to the Company and the stockholders of the Company (in each case, taking into consideration all relevant matters, including other business opportunities or combination opportunities and the time value of money)).
Company Termination Fee.   The Company has agreed to pay Parent a termination fee of $151,600,000 in cash (the “Termination Fee”) if:
(i)
the Merger Agreement is terminated by the Company pursuant to a Superior Offer Termination;

(ii)
the Merger Agreement is terminated by Parent pursuant to an Adverse Recommendation Termination; or

(iii)
(x) after the date of the Merger Agreement, an Acquisition Proposal has been publicly disclosed or otherwise become publicly known (and not unconditionally withdrawn), (y) thereafter, the Merger

Agreement is terminated (A) by Parent or the Company pursuant to an End Date Termination, or (B) by Parent pursuant to a the Company Breach Termination resulting from a willful and material breach of any of the Company’s obligations under the Merger Agreement described above under the “— No Solicitation” heading and “— Recommendation Change” heading and (C) within 12 months of such termination, the Company consummates any Acquisition Proposal (regardless of when made) or the Company enters into a definitive agreement with respect to any Acquisition Proposal which is then consummated; provided that for purposes of determining if the Termination Fee is payable in such circumstances, the term “Acquisition Proposal” will have the meaning described in “— No Solicitation” above, except that all references to “20%” will be deemed to be references to “50%.”
In the event Parent receives the Termination Fee, such receipt will be deemed to be liquidated damages for, and the sole and exclusive monetary remedy available to Parent and Purchaser in connection with, any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective affiliates or any other person in connection with the Merger Agreement (collectively, “Parent Related Parties”) (and the termination thereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser or any of their respective affiliates will be entitled to bring or maintain any claim, action or proceeding against the Company or any of its affiliates arising out of or in connection with the Merger Agreement, any of the Transactions or any matters forming the basis for such termination. In no event will the Company be required to pay the Termination Fee on more than one occasion.
Parent’s right to receive the payment from the Company of the Termination Fee will be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or affiliates for any loss or damages suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and upon payment of such amount(s), none of such related parties of the Company will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions.
Specific Performance.   The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties further agreed that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of damages or otherwise, in addition to any other remedy to which they are entitled under the Merger Agreement. The right to specific performance includes the right of the Company, on behalf of itself and any third party beneficiaries to the Merger Agreement, to cause Parent and Purchaser to cause the Offer, the Merger and the other Transactions to be consummated on the terms and conditions set forth in the Merger Agreement.
Expenses.   Except as otherwise provided in the Merger Agreement, all fees and expenses incurred by the parties in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated.
Offer Conditions.   The Offer Conditions are described in Section 13 — “Conditions of the Offer.”
Confidentiality Agreement
Prior to signing the Merger Agreement, Parent and the Company entered into the Confidentiality Agreement, pursuant to which each of Parent and the Company agreed, subject to certain exceptions, to protect the confidentiality of, and restrict the use of, certain confidential information of the other party to be disclosed thereunder in connection with evaluating, discussing, negotiating and possibly entering into a possible business transaction between the Company and Parent. Parent’s and the Company’s obligations with respect to confidential information under the Confidentiality Agreement survive termination or expiration of the Confidentiality Agreement, and will expire seven years after the date of the Confidentiality Agreement. The Confidentiality Agreement does not include (i) an employee non-solicitation provision or (ii) a standstill provision.

This summary does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to this Schedule TO, and is incorporated by reference herein.
12. Source and Amount of Funds.
The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Parent and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for Company Options, Company RSUs, Company Warrants and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger will be approximately $4.3 billion. Purchaser anticipates funding these payments with cash on hand.
The Offer is not conditional upon any financing arrangements.
13. Conditions of the Offer.
The obligation of Purchaser to accept for payment and (prior to the Offer Acceptance Time) pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (k) below. Notwithstanding any other provisions of the Offer or the Merger Agreement to the contrary and subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) of the Exchange Act, Purchaser is not required to accept for payment or (prior to the Offer Acceptance Time) pay for, and may delay the acceptance for payment of, or (prior to the Offer Acceptance Time) the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may terminate the Offer: (i) upon termination of the Merger Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer), if: (A) the Minimum Tender Condition, the Termination Condition (described in clause (k) below), the HSR Condition (described in clause (h) below), or the Governmental Impediment Condition (described in clause (j) below) shall not be satisfied by one minute after 11:59 p.m., Eastern Time on the Expiration Date; or (B) any of the additional conditions described below has not been satisfied or waived in writing by Parent:
a.
the Minimum Tender Condition shall have been satisfied;

b.
the representations and warranties of the Company set forth in the first sentence of Section 3.01(a), Section 3.02, clauses (i)  — (ii) of Section 3.03(c) (solely as such representations relate to the Company), Section 3.04, Section 3.21, Section 3.23 and Section 3.24 of the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

c.
the representations and warranties of the Company set forth in the first sentence of Section 3.03(a), Section 3.03(d) and Section 3.03(e) of the Merger Agreement shall be true and correct (except for de minimis inaccuracies) in all respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

d.
the representation and warranty of the Company set forth in Section 3.06(b) of the Merger Agreement shall be true and correct in all respects;

e.
the representations and warranties of the Company set forth in the Merger Agreement (other than those referred to in clauses (b) through (d) above) shall be true and correct (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect;
f.
(i) the Company shall not be in willful and material breach of its obligations under Section 5.03 of the Merger Agreement and (ii) with respect to all other obligations, covenants and agreements the Company is required to comply with or perform at or prior to the Offer Acceptance Time, the Company shall have complied with or performed in all material respects such obligations, covenants and agreements;

g.
since the date of the Merger Agreement, there has not occurred a Material Adverse Effect that is continuing;

h.
the waiting period applicable to the Offer under the HSR Act has expired or been terminated, and, if Parent and the Company have entered into an agreement with any governmental body regarding the timing of the consummation of the Offer, that agreement permits such consummation;

i.
Parent and Purchaser have received a certificate executed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company confirming that the conditions set forth in paragraphs (b) through (g) above have been satisfied;

j.
there shall not have been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or the Company has material business operations, and remain in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger or subsequent integration, nor shall any legal requirement have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body in any jurisdiction in which Parent or the Company has material business operations, which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger or subsequent integration; and

k.
the Merger Agreement has not been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions (including any action or inaction by Parent or Purchaser), and (except for the Minimum Tender Condition, the Termination Condition, the HSR Condition and the Governmental Impediment Condition) may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in their sole and absolute discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer (except for conditions relating to government regulatory approvals).
14. Dividends and Distributions.
The Merger Agreement provides that the Company will not, between the date of the Merger Agreement and the Effective Time, establish a record date for, declare, set aside or pay any dividends on or make other distribution in respect of any shares of its equity interests (including the Shares). See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Conduct of Business Pending the Merger.”
15. Certain Legal Matters; Regulatory Approvals.
General.   Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of publicly available filings by the Company with the SEC and other information regarding the Company, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s or Parent’s business or that certain parts of the Company’s or Parent’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Filings, Consents and Approvals”, Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Reasonable Best Efforts” and Section 13 — “Conditions of the Offer.”
Antitrust.   Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC, certain transactions may not be consummated until certain information and documentary materials have been furnished for review to the FTC and the Antitrust Division of the DOJ (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Parent by virtue of Purchaser’s acquisition of the Shares in the Offer (and the Merger).
Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer (and the Merger) with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC. The parties agreed in the Merger Agreement to file such Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer as promptly as reasonably practicable, but no later than ten business days from the date of the Merger Agreement. Under the HSR Act, the required waiting period will expire at 11:59 p.m., Eastern Time on the 15th calendar day after the filing by Parent, unless earlier terminated by the FTC or Parent receives a request for additional information or documentary material (“Second Request”) from either the FTC prior to that time. If a Second Request issues, the waiting period with respect to the Offer would be extended for an additional period of ten calendar days following the date of Parent’s substantial compliance with that request. The FTC or the Antitrust Division may terminate the waiting period at any point. If either the 15-day or ten-day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one additional waiting period pursuant to a Second Request is authorized by the HSR Act. After that time, the timing of the purchase of Shares in the Offer could be delayed only by court order or with Parent’s and the Company’s consent. It is also possible that Parent and the Company could enter into a timing agreement with the FTC or the Antitrust Division that could affect the timing of the purchase of Shares in the Offer. Complying with a Second Request can take a significant period of time. Although the Company is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, under the HSR Act, neither the Company’s failure to make its filing nor failure to comply with its own Second Request will change the waiting period with respect to the purchase of Shares in the Offer.
The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions. Before or after Purchaser’s purchase of Shares in the Offer (and the Merger), the FTC or the Antitrust Division could take action under the antitrust laws, including seeking to enjoin the purchase of Shares in the Offer (and the Merger), the divestiture of Shares purchased in the Offer and Merger or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries or affiliates. Before or after the completion of the Offer and the Merger, states may also bring legal action under federal and state antitrust laws and consumer protection laws under certain circumstances. Private parties also may bring legal actions under the antitrust laws under certain circumstances. See Section 13 — “Conditions of the Offer.”

Parent and the Company also conduct business outside of the United States. However, based on a review of the information currently available relating to the countries and businesses in which Parent and the Company are engaged, Parent and Purchaser believe that no antitrust premerger notification filing is required outside the United States, and no approval of any non-U.S. antitrust authority is a condition to the consummation of the Offer or the Merger.
Based upon an examination of publicly available and other information relating to the businesses in which the Company is engaged, Parent and Purchaser believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13 — “Conditions of the Offer.”
Stockholder Vote Not Required.   The Company has represented in the Merger Agreement that it has the corporate power and authority to execute and deliver and to perform its obligations under the Merger Agreement and to consummate the Transactions and that the Merger Agreement has been duly executed and delivered by the Company. Section 251(h) of the DGCL provides that a stockholder vote is not required to authorize a merger if certain requirements are met, including that (i) the acquiring company consummates an offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that the Company will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and the Company will take all necessary and appropriate action to effect the Merger as promptly as practicable without a vote of stockholders of the Company in accordance with Section 251(h) of the DGCL. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”
State Takeover Laws.   A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.
As a Delaware corporation, the Company has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock (but not the outstanding stock owned by the interested stockholder) held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2∕3% of the outstanding voting stock of the corporation not owned by the interested stockholder.
The Company has represented to us in the Merger Agreement that it has taken all actions necessary or appropriate to exempt the execution, delivery, and performance of the Merger Agreement and the Offer, the Merger, and the other transactions contemplated by the Merger Agreement from Section 203 of the DGCL and any other “moratorium,” “control share acquisition,” “fair price,” “super majority,” “affiliate transactions,” or “business combination” or other similar state anti-takeover laws and regulations. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the

Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Merger, or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13 — “Conditions of the Offer.”
Appraisal Rights.   No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of the Company who (i) did not tender their Shares in the Offer, (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares.
Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per Share price to be paid in the Merger. Moreover, the Company may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the Surviving Corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.
As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, the stockholder must (i) prior to the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to the Company a written demand for appraisal of his, her or its Shares, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal, (ii) not tender his, her or its Shares in the Offer, (iii) continuously hold the Shares from the date on which the written demand for appraisal is made through the Effective Time and (iv) comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter.
The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that the Company’s stockholders exercise appraisal rights under Section 262 of the DGCL.
If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
“Going Private” Transactions.   Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.
Legal Proceedings Relating to the Tender Offer.   None.
16. Fees and Expenses.
Parent has retained the Depositary and the Information Agent in connection with the Offer. The Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
17. Miscellaneous.
The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
Parent and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 — “Certain Information Concerning the Company” under “Available Information.”
The Offer does not constitute a solicitation of proxies for any meeting of the Company’s stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.
No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Purchaser, the Depositary or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
Gilead Sciences, Inc.
Pacific Merger Sub, Inc.
February 23, 2024

SCHEDULE A
INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF PURCHASER AND PARENT.
1. Directors and Executive Officers of Purchaser.
The following table sets forth information about the directors and executive officers of Purchaser as of February 23, 2024.
Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Andrew D. Dickinson United States of America President and Treasurer; Director	Mr. Dickinson serves as Parent’s Chief Financial Officer, responsible for the oversight of Parent’s global finance, corporate development, information technology, operations and strategy organizations. Mr. Dickinson joined Parent in 2016 and prior to his current role served as head of Parent’s corporate development and strategy group. In that role, Mr. Dickinson drove all of Parent’s licensing, partnership and acquisition transactions and guided investments into new areas. Prior to his tenure at Parent, Mr. Dickinson was the global Co-Head of Healthcare Investment Banking at Lazard (located at: 30 Rockefeller Plaza, New York, NY 10112 USA). Earlier in his career, he served as General Counsel and Vice President of Corporate Development at Myogen, Inc., which was acquired by Parent in 2006. Mr. Dickinson received his bachelor’s degree in molecular, cellular and developmental biology from the University of Colorado at Boulder and his law degree from Loyola University of Chicago. He currently serves on the board of directors of Sutter Health, a non-profit hospital system based in California, and previously served on the board of directors of the Fosun Pharma and Kite joint venture in China, which was established in 2017.
Deborah Telman United States of America Secretary; Director	Ms. Telman serves as Executive Vice President of Corporate Affairs and General Counsel, with responsibility for Parent’s Government Affairs and Policy, Public Affairs, Legal and Compliance functions. Ms. Telman joined Parent in 2022 and prior to her current role, she served as Executive Vice President, General Counsel and Corporate Secretary at Organon (located at: 30 Hudson Street, Jersey City, NJ 07302 USA), a women’s healthcare company, building out the Legal, Ethics and Compliance, and Environmental Health and Safety organizations following the company’s separation from Merck. Prior to joining Organon, Ms. Telman was the Senior Vice President, General Counsel and Corporate Secretary at Sorrento Therapeutics, a clinical stage biopharmaceutical company. Over the course of her more than 25-year career, Ms. Telman has provided legal counsel both in an in-house capacity and in private practice, including experience in global mergers and acquisitions, governance and litigation. She received her Juris Doctor degree from Boston University School of Law and a bachelor’s degree in mathematics from the University of Pennsylvania. Ms. Telman currently serves on the board of directors of AtriCure, Inc., a medical tech company focused on the treatment of atrial fibrillation and related conditions, as well as on the board of directors of Chicago Humanities Festival.

Schedule A-1

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Thomas Kennedy United States of America Assistant Secretary; Director	Thomas R. Kennedy is Vice President, Corporate Legal, of Gilead Sciences, Inc., where he oversees legal support on corporate governance, securities compliance, M&A/strategic transactions, and day-to-day contracting and operational matters for the research, development, manufacturing and commercial organizations. Prior to joining Gilead in 2017, Tom was a transactional attorney in Hogan Lovells’ Washington, D.C., office, where he worked on M&A, licensing, financing and other corporate matters for a range of life sciences clients, from emerging growth companies to large pharmaceutical and biotechnology companies. Tom received his bachelor’s degree in economics from the University of Virginia, his master’s degree in secondary mathematics education from the City College of New York, and his law degree from American University, Washington College of Law.
2. Directors and Executive Officers of Parent.
The following table sets forth information about the directors and executive officers of Parent as of February 23, 2024.
Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Jacqueline K. Barton, Ph.D. United States of America Director	Dr. Barton is the John G. Kirkwood and Arthur A. Noyes Professor of Chemistry Emerita in the Division of Chemistry and Chemical Engineering at the California Institute of Technology (located at: 1200 East California Boulevard, Pasadena, California 91125 USA), where she was a member of the faculty for more than 30 years and served as the Norman Davidson Leadership Chair of the division from 2009 to 2019. She previously served on the board of directors for both Dow Inc., and The Dow Chemical Company, and was a member of the Board and Materials Advisory Committee of DowDupont Inc. Dr. Barton founded and served on the board of directors of GeneOhm Sciences Inc., a molecular diagnostics company acquired by Becton, Dickinson and Company, and was a member of Parent’s Scientific Advisory Board from 1989 to 2007. She is a member of the National Academy of Sciences, the National Academy of Medicine, and the American Philosophical Society. In 2021, Dr. Barton was elected as a Vice President of the American Philosophical Society. Dr. Barton received the 2010 National Medal of Science for her discovery of new chemistry of the DNA helix, and the 2015 Priestley Medal, the highest award of the American Chemical Society.
Sandra J. Horning, M.D. United States of America Director	Dr. Horning was the Chief Medical Officer and Global Head of Product Development of Roche, Inc. (located at: 1 DNA Way South San Francisco, CA 94080 USA), until her retirement in 2019. During her 10-year career at Roche and Genentech, she helped bring 15 new medicines to patients in disease areas including cancer, multiple sclerosis, influenza and blindness. Prior to her career at Roche, Dr. Horning spent 25 years as a practicing oncologist, investigator and tenured professor at Stanford University School of Medicine, where she remains a professor of medicine emerita. From 2005 to 2006, she served as President of the American Society of Clinical Oncology. Dr. Horning was recognized as the 2020 Healthcare Businesswomen’s Association Woman of the Year. She was also selected as the 2017

Schedule A-2

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
recipient of the Duane Roth Memorial Award, an honor dedicated to leaders in healthcare, whose work has overcome numerous scientific obstacles to create new paradigms in research and treatment. Dr. Horning previously served on the board of directors of Foundation Medicine from 2015 to 2018 and EQRX from 2021 to 2023. She currently serves on the board of directors for Moderna, Inc., Olema Pharmaceuticals, Inc. and Revolution Medicines, Inc.
Kelly A. Kramer United States of America Director	Ms. Kramer was Executive Vice President and Chief Financial Officer of Cisco Systems, Inc. (located at: 300 East Tasman Dr., San Jose, CA 95134 USA), a worldwide technology leader, from 2015 until her retirement in 2020. Prior to that, she was Senior Vice President of Corporate Finance at Cisco. She previously served as Vice President and Chief Financial Officer of GE Healthcare Systems and Chief Financial Officer of GE Healthcare Biosciences. Ms. Kramer has also worked in GE’s Corporate Headquarters, Transportation Systems and Aerospace divisions. She currently serves on the board of directors of Snowflake Inc. and Coinbase, Inc.
Kevin E. Lofton United States of America Director	In June 2020, Mr. Lofton retired as the Chief Executive Officer of CommonSpirit Health (CSH) (located at: 444 W. Lake St Ste. 2500, Chicago, IL 60606 USA), a $30 billion system of hospitals and other care centers in 21 states that resulted from the merger of Catholic Health Initiatives (CHI) and Dignity Health. Prior to leading CSH, he served as the CEO of CHI from 2003 to 2019. Mr. Lofton also served as CEO of two university hospitals, the UAB Hospital and Howard University Hospital. In 2016, he received an honorary Doctor of Humanities in Medicine degree from the Baylor College of Medicine, and in 2014, he received the Healthcare Financial Management Association’s Richard L. Clarke Board of Directors Award. He is recognized for his extensive work in the area of health care management, eliminating health disparities and creating healthier communities. Mr. Lofton was the chairman of the board of the American Hospital Association in 2007, and received their Distinguished Service Award in 2021. He currently serves on the board of directors of Medtronic plc, and previously served on the board of directors of Rite Aid Corporation from 2013 to 2022.
Ted W. Love, M.D. United States of America Director	Dr. Love is the Chair of the board of directors of the Biotechnology Innovation Organization (located at: 1201 New York Avenue NW Ste. 1300, Washington, D.C. 20005 USA). From 2014 to 2022, Dr. Love was the President and Chief Executive Officer of Global Blood Therapeutics, Inc., where he led the company from a pre-clinical startup through its growth to a global commercial company with a pipeline of innovative therapies focused on sickle cell disease. Previously, he was Executive Vice President, Research and Development and Technical Operations at Onyx Pharmaceuticals, Inc. He also served as President, Chief Executive Officer and Chairman of Nuvelo, Inc., and Senior Vice President, Development at Theravance Biopharma, Inc. He began his biotech career at Genentech, Inc., where he held several senior management positions in clinical science and product development, and ultimately as chair of Genentech’s Product Development Committee. Prior to Genentech, Dr. Love was a member of the Department of Cardiology at the Massachusetts General Hospital. Known for championing access to care, Dr. Love

Schedule A-3

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
received the William E. Proudford Sickle Cell Fund 2023 Distinguished Service Award. He also earned the Spirit of the Heart Health Equity Champion Award from the Association of Black Cardiologists in 2023. Dr. Love currently serves on the board of directors of Royalty Pharma plc and Structure Therapeutics Inc. He previously served on the board of directors of Seagen Inc., from 2020 to 2023; Global Blood Therapeutics from 2013 to 2022; Portola Pharmaceuticals, Inc., from 2019 to 2020; and Amicus Therapeutics, Inc., from 2012 to 2020.
Harish Manwani Singapore Director	Mr. Manwani is a Senior Operating Partner for Blackstone Inc. (located at: 345 Park Avenue, New York, NY 10154 USA), a global investment firm, and has advised select Blackstone portfolio companies since 2015. He was previously Chief Operating Officer of the Unilever Group from 2011 until his retirement in 2014. Mr. Manwani joined Unilever in 1976 as a management trainee in India and held several senior management roles around the world, including overseeing Unilever’s businesses in North America, Latin America, Asia and Africa. Mr. Manwani is an Honors graduate from Bombay University. He holds a Master’s degree in Management Studies, and he attended the Advanced Management Program at Harvard Business School. Mr. Manwani currently serves on the board of directors of Whirlpool Corporation. He also serves on the board of directors of EDBI Pte Ltd., Tata Sons Private Limited and Alinamin Pharmaceutical Co. Ltd., a private Blackstone portfolio company in Japan, and is the Chairman of the Executive Board of the Indian School of Business. He previously served as the Non-Executive Chairman of Hindustan Unilever Limited from 2005 to 2018, and on the board of directors of the Singapore Economic Development Board from 2013 to 2019. Mr. Manwani also previously served on the board of directors of Pearson plc from 2013 to 2018, Nielsen Holdings plc from 2015 to 2021 and Qualcomm Incorporated from 2014 to 2022.
Daniel P. O’Day United States of America Chief Executive Officer; Director	Mr. O’Day joined Parent in March 2019 as Chairman of the Board of Directors and Chief Executive Officer of Parent. Prior to joining Parent, Mr. O’Day served as the Chief Executive Officer of Roche Pharmaceuticals (located at: 1 DNA Way South San Francisco, CA 94080 USA). His career at Roche spanned more than three decades, during which he held a number of executive positions in the company’s pharmaceutical and diagnostics divisions in North America, Europe and Asia. He served as a member of Roche’s Corporate Executive Committee, as well as on a number of public and private boards, including Genentech, Flatiron Health and Foundation Medicine. Mr. O’Day holds a bachelor’s degree in biology from Georgetown University and an MBA from Columbia University in New York. He currently serves on the board of directors for the Pharmaceutical Research and Manufacturers of America organization, Galapagos NV and Georgetown University.
Javier J. Rodriguez Mexico Director	Mr. Rodriguez is the Chief Executive Officer of DaVita Inc. (located at: 2000 16th St., Denver, CO 80202 USA), a Fortune 500 company providing healthcare services to kidney disease patients throughout 12 countries. He assumed his current role with DaVita in 2019, building on his more than 20 years of increasing company leadership and commitment to transforming care delivery for patients with

Schedule A-4

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
kidney disease — from the earliest stages through transplantation. From 2014 to 2019, he was the CEO of DaVita Kidney Care, the company’s business unit that treats patients with kidney failure and end-stage renal disease. Mr. Rodriguez is recognized for his vision and leadership in transforming how kidney care is delivered and accelerating the digital transformation to improve patients’ lives while lowering costs for the health care system. He currently serves on the board of directors of DaVita.
Anthony Welters United States of America Director	Mr. Welters is Founder, Chairman and Chief Executive Officer of CINQ Care Inc. (located at: 2300 N St. NW Ste. 200, Washington, D.C. 20037 USA), a physician-led, community-based ambulatory care delivery system that delivers whole person care in the home, whenever possible, to Black and Brown communities. He is also Executive Chairman of the BlackIvy Group, an organization focused on building and growing commercial enterprises in Sub-Saharan Africa, and Chairman of Somatus, Inc., a value-based kidney care company. Mr. Welters founded AmeriChoice in 1989 and upon acquisition by United Health Group (UHG) in 2002, joined UHG as Senior Adviser to the Office of the Chief Executive Officer, Executive Vice President and Member of the Office of the Chief Executive Officer, until retiring in 2016. He currently serves on the board of directors of Loews Corporation and the Carlyle Group. Mr. Welters previously served on the board of directors of West Pharmaceutical Services, Inc. from 1997 to 2016, and C.R. Bard, Inc. from 1999 to 2017. He is Trustee Emeritus of Morehouse School of Medicine Board of Trustees, Chairman Emeritus of the Board of New York University School of Law, Vice Chairman of the Board of New York University, a Trustee of NYU Langone Medical Center, Vice Chair of the John F. Kennedy Center for the Performing Arts and a founding member of the National Museum of African American History and Culture. Mr. Welters is a graduate of Manhattanville College and received his law degree from New York University School of Law.
Andrew D. Dickinson United States of America Chief Financial Officer	Mr. Dickinson serves as Parent’s Chief Financial Officer, responsible for the oversight of Parent’s global finance, corporate development, information technology, operations and strategy organizations. Mr. Dickinson joined Parent in 2016 and prior to his current role served as head of Parent’s corporate development and strategy group. In that role, Mr. Dickinson drove all of Parent’s licensing, partnership and acquisition transactions and guided investments into new areas. Prior to his tenure at Parent, Mr. Dickinson was the global Co-Head of Healthcare Investment Banking at Lazard (located at: 30 Rockefeller Plaza, New York, NY 10112 USA). Earlier in his career, he served as General Counsel and Vice President of Corporate Development at Myogen, Inc., which was acquired by Parent in 2006. Mr. Dickinson received his bachelor’s degree in molecular, cellular and developmental biology from the University of Colorado at Boulder and his law degree from Loyola University of Chicago. He currently serves on the board of directors of Sutter Health, a non-profit hospital system based in California, and previously served on the board of directors of the Fosun Pharma and Kite joint venture in China, which was established in 2017.

Schedule A-5

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Johanna Mercier United States of America Chief Commercial Officer	Ms. Mercier serves as Parent’s Chief Commercial Officer, with responsibility for the global commercialization of all the Parent’s medicines through the product lifecycle. Under her leadership, Parent works to ensure that patients around the world have access to Parent’s transformational medicines. Ms. Mercier joined Parent in 2019 after 25 years at Bristol-Myers Squibb (located at: 430 E. 29th Street, 14th Floor, New York, NY 10016 USA), where she served in a number of executive leadership positions, including head of the U.S. business and head of the European region, gaining broad experience across geographies and in all aspects of the commercial business. In her time there, she successfully evolved the culture and drove strong commercial execution with double-digit growth and multiple launches that changed the standard of care in melanoma and renal cancers. Ms. Mercier holds a bachelor’s degree in biology from the University of Montreal and an MBA from Concordia University. She currently serves on the board of directors of Arcus Biosciences, Inc., Neurocrine Biosciences, Inc. and the University of Southern California’s Leonard D. Schaeffer Center for Health Policy and Economics.
Merdad V. Parsey, M.D., Ph.D. United States of America Chief Medical Officer	Dr. Parsey is Parent’s Chief Medical Officer, responsible for overseeing Parent’s global clinical development and medical affairs organizations. In his role, Dr. Parsey supervises all clinical trials and development operations. Together with the leadership team, he works to advance clinical development strategies and programs with the goal of changing the trajectory of disease and transforming care for the patients of today and tomorrow. Dr. Parsey joined Parent in 2019, after serving as Senior Vice President of Early Clinical Development at Genentech (located at: 1 DNA Way, South San Francisco, CA 94080 USA), where he led clinical development for areas including inflammation, oncology and infectious diseases. Prior to Genentech, Dr. Parsey served as President and CEO of 3-V Biosciences (now Sagimet BioSciences), held development roles at Sepracor, Regeneron and Merck and was Assistant Professor of Medicine and Director of Critical Care Medicine at the New York University School of Medicine. He completed his M.D. and Ph.D. at the University of Maryland, Baltimore, his residency in Internal Medicine at Stanford University and his fellowship in Pulmonary and Critical Care Medicine at the University of Colorado. Dr. Parsey currently serves on the board of directors for Arcus Biosciences, Inc., Sagimet Biosciences, Inc., Transcelerate Biopharma, Inc., the Institute for Human Virology, and the Gilead Foundation.
Deborah Telman United States of America Executive Vice President, Corporate Affairs, General Counsel and Corporate Secretary	Ms. Telman serves as Executive Vice President of Corporate Affairs and General Counsel, with responsibility for Parent’s Government Affairs and Policy, Public Affairs, Legal and Compliance functions. Ms. Telman joined Parent in 2022 and prior to her current role, she served as Executive Vice President, General Counsel and Corporate Secretary at Organon (located at: 30 Hudson Street, Jersey City, NJ 07302 USA), a women’s healthcare company, building out the Legal, Ethics and Compliance, and Environmental Health and Safety organizations following the company’s separation from Merck. Prior to joining Organon, Ms. Telman was the Senior Vice President, General Counsel and Corporate Secretary at Sorrento Therapeutics, a clinical stage biopharmaceutical company. Over the course of her more

Schedule A-6

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
than 25-year career, Ms. Telman has provided legal counsel both in an in-house capacity and in private practice, including experience in global mergers and acquisitions, governance and litigation. She received her Juris Doctor degree from Boston University School of Law and a bachelor’s degree in mathematics from the University of Pennsylvania. Ms. Telman currently serves on the board of directors of AtriCure, Inc., a medical tech company focused on the treatment of atrial fibrillation and related conditions, as well as on the board of directors of Chicago Humanities Festival.

Schedule A-7

The common business address and telephone number for all the directors and executive officers is as follows:
c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404, telephone number: (650) 574-3000.
The Letter of Transmittal and any other required documents should be sent by each stockholder of the Company or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
By Mail: Equiniti Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 49 Newark, New Jersey 07101	By hand, express mail, courier, or other expedited service: Equiniti Trust Company, LLC 55 Challenger Road Suite # 200 Ridgefield Park, New Jersey 07660 Attn: Reorganization Department
Notices of Guaranteed Delivery and notice of withdrawals can also be faxed to (718) 765-8758. Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free:
(877) 456-3507 (from the U.S. and Canada)
or +1 (412) 232-3651 (from other locations)
Banks and Brokers may call collect: (212) 750-5833